UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Interphase Corporation
(Name of registrant as specified in its charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2014

To the Holders of Common Stock of

Interphase Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 7, 2014 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas, for the following purposes:

(a)	to elect five directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

(b)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014;

(c)	to conduct an advisory vote on named executive officer compensation;

(d)	to approve the Company’s 2014 Long-Term Stock Incentive Plan; and

(e)	to transact such other business as may properly come before the meeting or any adjournment thereof.

It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2014: This Proxy Statement and the Annual Report on Form 10-K are available online at www.proxydocs.com/inph.

By order of the Board of Directors

Thomas N. Tipton, Jr.

Chief Financial Officer, Secretary,

Vice President of Finance and Treasurer

Carrollton, Texas

April 4, 2014

Interphase Corporation

4240 International Parkway, Suite 105

Carrollton, Texas 75007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 7, 2014

This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on May 7, 2014. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked. This proxy statement is first being mailed to shareholders on or about April 4, 2014. This proxy statement and the Company’s 2013 annual report are available online at www.proxydocs.com/inph.

PERSONS MAKING THE SOLICITATION

The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, and facsimile transmission by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a base fee of $8,500, direct solicitation charges estimated to be approximately $10,000, plus reimbursement of out-of-pocket expenses. The Company may also engage other third-party firms to assist in the distribution of proxies.

OUTSTANDING CAPITAL STOCK AND RECORD DATE

The record date for shareholders entitled to notice of and to vote at the annual meeting is March 19, 2014. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 7,011,146 shares of Common Stock.

VOTING BY PROXY; REVOCATION OF PROXY

Shareholders of record may vote by proxy by completing, signing and returning the accompanying proxy form in the accompanying postage-paid envelope. A proxy may be revoked at any time before it is exercised. A shareholder giving a proxy may revoke it by (1) submitting another proxy with a later date, (2) giving written notice to the Company’s Secretary before the annual meeting that the proxy has been revoked or (3) voting in person at the annual meeting.

ACTIONS TO BE TAKEN AT THE MEETING

The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted FOR the election as directors of the Company of the five persons named under the caption “Election of Directors”, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014, FOR the advisory resolution to approve named executive officer compensation, FOR the approval of the Company’s 2014 Long-Term Stock Incentive Plan and, in the discretion of the proxy holder, with respect to such other business as may properly come before the meeting.

Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The Board does not know of any such other matter or business.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date.

Directors are elected by a plurality of the votes cast at the meeting. Because the five nominees for director who receive the most votes will be elected, abstentions and broker-non-votes (i.e., shares held by brokers or other nominees that are present at the meeting but not voted for a particular matter) will not be included in vote totals and will have no effect on the election of directors.

The ratification of the auditors will require the affirmative vote of a majority of the shares present at the meeting. Accordingly, abstentions and broker-non-votes will have the same effect as a negative vote on that matter.

Although the advisory vote on named executive officer compensation is non-binding, as provided by law, the Board will review the results of the vote and, consistent with its commitment to shareholder engagement, will take it into account in making a determination concerning named executive officer compensation. Abstentions and broker-non-votes (i.e., shares held by brokers or other nominees that are present at the meeting but not voted for a particular matter) will not be included in vote totals and will have no effect on the advisory vote on named executive officer compensation.

The approval of the 2014 Long-Term Stock Incentive Plan will require the affirmative vote of a majority of the shares present at the meeting. Accordingly, abstentions and broker non-votes will have the same effect as a negative vote on that matter.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 19, 2014 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) the named executive officers (identified in the “Summary Compensation Table” below) and each director of the Company and (iii) all named executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gregory B. Kalush	448,954	(1)(2)	6.1%
Thomas N. Tipton, Jr.	144,043	(1)	2.0%
James W. Gragg	76,603	(1)	1.1%
Yoram Solomon	60,559	(1)	0.9%
Michael J. Myers	51,501	(1)	0.7%
Kenneth V. Spenser	35,755	(1)	0.5%
Randall E. McComas	31,738	(1)	0.5%
Christopher B. Strunk	30,167	(1)	0.4%
Mark D. Kemp	21,500	(1)	0.3%

All executive officers and directors as a group (9 persons)	900,820	(3)	11.8%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	475,804	(4)	6.8%

Renaissance Technologies LLC Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	349,900	(5)	5.0%

(1)

Includes vested options to purchase shares of Common Stock, and options exercisable within 60 days of the date of this proxy statement, if any, with exercise prices ranging from $1.36-$8.50 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 321,210 shares; Mr. Tipton, 113,762 shares; Mr. Gragg, 47,379 shares; Mr. Solomon, 38,762 shares; Mr. Myers, 15,000 shares; Mr. Spenser, 15,000 shares; Mr. McComas, 25,490 shares; Mr. Strunk, 6,000 shares; and Mr. Kemp, 12,500 shares.

(2)	4240 International Parkway, Suite 105, Carrollton, Texas 75007

(3)	Includes 595,103 shares that may be acquired upon exercise of vested stock options and options exercisable within 60 days of the date of this proxy statement, if any.

(4)	Based solely upon information contained in an amended Schedule 13G filed with the Securities and Exchange Commission on January 10, 2014.

(5)

Based solely upon information contained in an amended Schedule 13G filed by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”) with the Securities and Exchange Commission on February 13, 2014. It appears from the Schedule 13G that RTC has sole voting and investment power over the shares and that RTHC, as the majority owner of RTC, is deemed to have voting and investment power over the shares.

ELECTION OF DIRECTORS

Five directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Gregory B. Kalush, 57, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

Mr. Kalush’s depth of experience in leading Interphase as CEO and Chairman of the Board, his responsibilities for the strategic direction and management of Interphase’s day-to-day operations, and his experience as the former Chief Financial Officer of Interphase and other executive general management experiences in the telecommunications and enterprise computing technology sectors bring a broad array of industry experience and institutional knowledge to the Board.

Mark D. Kemp, 52, was first elected a director in October 2011 by the Board. He is currently President at Martech, LLC, a manufacturer and installer of composite bath components, including vanities, bathtubs, showers and sinks. Prior to joining Martech, Mr. Kemp served as Senior Vice President and Corporate Controller of Centex Corporation, one of the largest homebuilders in the United States, from 2002 to 2009. Prior to joining Centex, Mr. Kemp spent 19 years with Arthur Andersen LLP, an international accounting and consulting firm, most recently as a partner in the Dallas office. Mr. Kemp is a member of the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.

As a current private-company president, former finance executive of a public company, and former partner of an international accounting firm, Mr. Kemp contributes valuable insight to the Board in the areas of general management, financial acumen, Securities and Exchange Commission (“SEC”) compliance, and corporate governance. His experiences with public company accounting and financial reporting matters, corporate governance practices, and complex financial issues make him a valuable asset as the Chairman of our Audit Committee. Mr. Kemp qualifies as an “audit committee financial expert” under the guidelines of the SEC.

Michael J. Myers, 67, was elected a director in 2002. From 2002 until his retirement in 2006, Mr. Myers served as President and CEO of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior financial experience with Nortel Networks, NCR, and General Motors Corporation. Mr. Myers is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

As a former chief executive officer and senior executive with both general management and finance expertise as well as significant international experience across a variety of industry sectors, including telecommunications, computing and automotive, Mr. Myers contributes valuable insight to the Board in the areas of general management, financial acumen, strategic insight and governance. Mr. Myers qualifies as an “audit committee financial expert” under the guidelines of the SEC.

Kenneth V. Spenser, 65, was elected a director in 2002. Mr. Spenser is currently President of Better Rehab, LLC a supplier of content to the health services industry, a position he has held since 2007. In 2012, Mr. Spenser became a Mentor in Residence for the Office of Technology Transfer for the University of Michigan and a Frankel Fund Advisor. Frankel Fund is a pre-seed investment fund that leverages the Ross School of Business talent to improve the number of successful ventures coming from the University of Michigan. Previously Mr. Spenser was a founder, President and Chief Executive Officer of two venture backed software development companies, MicroEngineering Solutions, Inc. and Entivity, Inc. MicroEngineering Solutions was successfully sold to Autodesk in 1993 and Entivity was sold to Phoenix Contact, GmbH in 2003. Prior to his experience with venture capital backed companies, Mr. Spenser was Vice President at Texas Instruments leading the worldwide Industrial Automation Division. Mr. Spenser attended the US Naval Academy, graduating “With Distinction” in the top 10% of his class with a Bachelor of Science Degree in Physics and Applied Math. He was one of eleven Midshipmen awarded Immediate Graduate Education and completed his Master of Science Degree in Electrical Engineering (Acoustics) before going to Flight School. Mr. Spenser retired as a Navy Captain and is a Vietnam and Desert Storm veteran. Mr. Spenser is the Chairman of the Nominating and Governance Committee, and also a member of the Audit Committee and Compensation Committee of the Board of Directors.

As a former chief executive officer and senior executive in the technology industry, advisor to new ventures, and successful entrepreneurial experiences, Mr. Spenser offers a unique and insightful perspective to the Board in the areas of strategic market selection, positioning and market expansion, sales and channel development and overall general management.

Christopher B. Strunk, 65, was elected a director in 2007. Prior to his retirement in 2004, Mr. Strunk served as Senior Vice President, North American Sales for Alcatel, from 2002 to 2004. He was Vice President Sales - Bell Atlantic/Verizon for Alcatel from 1998 to 2002. Prior to 1998, Mr. Strunk was Regional Vice President-Sales for DSC Communications Corporation. Mr. Strunk also had prior experience with Granger Associates, AT&T, Bell of Pennsylvania and Diamond State Telephone. Mr. Strunk is a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.

As a former senior executive with significant sales experience in the telecommunications industry, Mr. Strunk contributes valuable insight about the telecommunications market and customer trends to the Board.

Committees and Meetings of the Board of Directors

The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Award Committee, which operated in 2013.

The Audit Committee was composed of Mr. Kemp (Chairman), Mr. Myers, and Mr. Spenser. The Audit Committee met seven times during 2013. The Audit Committee's responsibilities are described in the Audit Committee Charter, which is available on the Company’s website at www.interphase.com.

The Compensation Committee was composed of Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. The Compensation Committee met six times during 2013 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The Compensation Committee has overall responsibility for the Company’s executive compensation policies as provided in a written charter adopted by the Board of Directors, which is available on the Company’s website at www.interphase.com.

The Nominating and Governance Committee was composed of Mr. Spenser (Chairman), Mr. Kemp, Mr. Myers, and Mr. Strunk. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director and performing the other responsibilities set forth in its charter, which is available on the Company’s website at www.interphase.com. The Nominating and Governance Committee met five times during 2013.

The New Employee and Retention Stock Award Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Award Committee has the authority to grant stock options and restricted stock under the 2004 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company. The New Employee and Retention Stock Award Committee met or took action four times during 2013.

The Board of Directors held eight meetings during the year ended December 31, 2013. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

The Company encourages Board members and nominees for director to attend the annual meeting of shareholders. All Board members attended the Company’s 2013 annual meeting of shareholders.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. However, the Board believes that it is simultaneously important to have a strong governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are “independent” as defined under SEC rules and NASDAQ Capital Market listing requirements, and the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are composed entirely of independent directors. The Committee chairs set the agendas for their committees and report to the full Board on their work. The chairman of the Nominating and Governance Committee also serves as the lead independent director. The “independent” members of the Board meet regularly in executive session, without management present.

In its corporate governance guidelines, the Board acknowledges its responsibility for reviewing the process for assessing the major risks facing the Company and the options for their mitigation. Each of our Board committees considers the risks within its areas of responsibilities. For example, the Audit Committee is responsible for reviewing and discussing with management and the Company’s registered public accountant the Company’s major risk exposures and the policies management has implemented to monitor such exposures, including the Company’s financial risk exposures and risk management policies.  Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal control risks and drives the internal control testing for the coming year. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. Finally, the Nominating and Governance Committee reviews the Company’s management and Board performance as well as the Board’s structure on a regular basis. Material violations of the Company’s Code of Ethics and related policies are reported to the full Board.

Limitation of Liability and Indemnification

The Company’s current Articles of Incorporation, as amended, include a provision that eliminates the personal liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareholders, (2) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) for an act or omission for which the liability of a director is expressly provided for by an applicable statute. The Amended and Restated Certificate of Formation, as submitted for approval by the shareholders at the meeting, does not amend or change this provision.

The Company’s current Amended and Restated Bylaws provide that the Company (1) shall indemnify the Company’s directors and officers to the fullest extent permitted by Texas law, subject to limited exceptions, (2) may indemnify the Company’s other employees and agents to the same extent that the Company indemnifies its directors and officers, and (3) shall pay or reimburse, in advance of the final disposition of a proceeding, all reasonable expenses incurred to the Company’s directors and officers in connection with the defense of a legal proceeding to the fullest extent permitted by Texas law, subject to limited exceptions.

The Company’s Indemnification Agreement with each of its directors and officers (each an “indemnitee”) provides that, subject to the terms and conditions set forth therein, if the indemnitee was, is, or becomes a party to, witness in, or other participant in, or is threatened to be made a party to, witness in, or other participant in, a claim by reason of or arising in whole or in part out of an indemnifiable event, the Company will indemnify the indemnitee to the fullest extent permitted by law against any and all expenses, judgments, fines, excise and similar taxes, penalties, and amounts paid in settlement of such claim. Each Indemnification Agreement also provides for the Company’s advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to the indemnitee’s undertaking to repay if he or she is ultimately determined not to be entitled to indemnification. In addition, each Indemnification Agreement addresses various procedural matters related to indemnification. The rights of each indemnitee are in addition to any other rights provided for under the Company’s Amended and Restated Bylaws, as they may be amended from time to time, and under Texas law.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors, who during 2013 were Mr. Kemp, Mr. Myers, Mr. Spenser, and Mr. Strunk. There were no restricted stock awards or stock option awards granted to non-employee directors during 2013.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Mark D. Kemp	30,200	30,200

Michael J. Myers	34,200	34,200

Kenneth V. Spenser	34,200	34,200

Christopher B. Strunk	24,000	24,000

Mr. Kemp received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Audit Committee. Mr. Kemp also received four quarterly retainers of $1,300 each as a member of the Audit Committee.

Mr. Myers received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Compensation Committee. Mr. Myers also received four quarterly retainers of $1,300 each as a member of the Audit Committee and four quarterly retainers of $1,000 each as a member of the Compensation Committee.

Mr. Spenser received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Nominating and Governance Committee. Mr. Spenser also received four quarterly retainers of $1,300 each as a member of the Audit Committee and four quarterly retainers of $1,000 as a member of the Compensation Committee.

Mr. Strunk received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. Mr. Strunk also received four quarterly retainers of $1,000 each as a member of the Compensation Committee.

All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board. Mr. Kalush does not receive cash compensation for his service on the Board; however, see “Summary Compensation Table” below for a description of equity compensation granted to him for his service on the Board.

AUDIT COMMITTEE

The Audit Committee of the Board is composed of Mr. Kemp (Chairman), Mr. Myers, and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.

Audit Committee Charter

The Board of Directors has adopted and maintains a written charter for the Audit Committee, which describes the Audit Committee’s authority, responsibilities and functions. A copy of the Audit Committee Charter is available on the Company’s website at www.interphase.com.

Audit Committee Member Independence

The Board has made the determination that all members of the Audit Committee are “independent” as defined in the applicable requirements of the SEC and the listing standards of the NASDAQ Capital Market.

Financial Expert

The Board has determined that Mr. Kemp meets the SEC criteria of an “audit committee financial expert.” Mr. Kemp holds a Bachelor of Business Administration Degree in Accounting. Mr. Kemp served as a Senior Vice President and Corporate Controller of Centex Corporation from 2002 to 2009. Prior to joining Centex, Mr. Kemp spent 19 years with Arthur Andersen LLP, an international accounting and consulting firm, most recently as a partner in the Dallas office, and as such, has participated in dealing with accounting, auditing, internal control, and risk management issues.

The Board has determined that Mr. Myers meets the SEC criteria of an “audit committee financial expert.” Mr. Myers holds a Bachelor of Business Administration Degree in Accounting and a Master of Business Administration. Mr. Myers has had thirty years of financial experience in various positions including clerical, analytical and managerial positions with General Motors Corporation and NCR Corporation, Division Controller, Group Controller and Corporate Controller for Northern Telecom Inc., and Vice President of International Finance and Vice President of Finance for the Switching Systems Group of DSC Corporation.

Report of Audit Committee

We have reviewed and discussed with management the Company’s internal control over financial reporting and its audited financial statements as of and for the year ended December 31, 2013.

We have discussed with Grant Thornton LLP (“Grant Thornton”), our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 2300T.

We have received and reviewed the written disclosures and the letter from Grant Thornton as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and have discussed with Grant Thornton its independence with respect to the Company.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

THE AUDIT COMMITTEE Mark D. Kemp, Chairman Michael J. Myers Kenneth V. Spenser

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are Mr. Spenser (Chairman), Mr. Kemp, Mr. Myers, and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Capital Market.

The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as directors of the Company (“directors”) consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee recommends nominees for election as directors at the Company’s annual meetings of shareholders and where a vacancy is created due to death, resignation, retirement or removal of a director, or any other reason; develops and recommends to the Board corporate governance principles applicable to the Company; and oversees the evaluation of the Board and the Company by the directors. The Company has adopted a Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.

The Nominating and Governance Committee proposes, and the Board of Directors adopts, guidelines for identifying and evaluating director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the NASDAQ Capital Market (or such other exchange or market on which the Company’s common stock is listed or traded), independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background, and other factors deemed appropriate in adding value to the composition of the existing Board and its size and structure.

The Nominating and Governance Committee does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Nominating and Governance Committee is charged with building and maintaining a board that has an ideal mix of skills and experience to achieve the Company’s business objectives in the current environment. In particular, the Nominating and Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to the Company, and diversity of thought, background, perspective and experience so as to facilitate meaningful discussion and broad thinking on strategies and tactics used by the Company.

In all cases, directors should have expertise that will be useful to the Company, possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.

The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).

The Nominating and Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.

Shareholders wishing to suggest a candidate for director should write to the Company’s Secretary, Mr. Tipton, at the Company’s principal executive offices, and include:

●	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

■	the name, age, business address and residence of such person,

■	the principal occupation or employment of such person,

■	the number of shares of Common Stock which are beneficially owned by such person,

■	information about each of the factors to be considered by the Nominating and Governance Committee listed above,

■	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

■	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

■	a statement from the candidate that the candidate is willing to be considered and will serve as a director if nominated and elected, and

■

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

●	as to the shareholder giving the notice:

■	the name and record address of the shareholder, and

■	the number of shares of Common Stock beneficially owned by the shareholder.

Any shareholder suggested candidates must be submitted in writing and received by the Company no later than December 4, 2014 to be considered for election at the 2015 annual meeting of shareholders.

COMPENSATION COMMITTEE

The members of the Compensation Committee are Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Capital Market.

The Compensation Committee has overall responsibility for overseeing, evaluating and approving executive officer and director compensation plans, policies and programs and reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement. The Compensation Committee Report is included herein on page 44. A copy of the Compensation Committee’s written charter is available on the Company’s website at www.interphase.com.

EXECUTIVE OFFICERS

The current executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

Name	Age	Position(s) Held with the Company	Executive Officer of the Company Since

Gregory B. Kalush	57	Chairman of the Board, Chief Executive Officer and President	1998

Thomas N. Tipton, Jr.	39	Chief Financial Officer, Secretary, Vice President of Finance and Treasurer	2005

James W. Gragg	62	Vice President of Operations and Fulfillment	2004

Randall E. McComas	64	Vice President of Global Sales and Customer Support	2002

Yoram Solomon	49	Vice President of Corporate Strategy and Business Development	2008

Gregory B. Kalush joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

Thomas N. Tipton, Jr. joined the Company in January 2000 as Financial Planning and Analysis Manager. In December 2000, Mr. Tipton became Corporate Controller and Director of Finance, a position he held until December 2005. In August 2005, Mr. Tipton began serving as interim Chief Financial Officer, Vice President of Finance and Treasurer until December 2005, when Mr. Tipton was promoted to Chief Financial Officer, Vice President of Finance and Treasurer. In July 2011, Mr. Tipton began serving as Secretary. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory practice of Arthur Andersen LLP.

James W. Gragg joined the Company in September 1998 as Manufacturing/Test Engineering Manager. In 2000, Mr. Gragg became Director of Manufacturing and Operations, a position he held until November 2004 when he became Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Gragg held various technical leadership roles including Hardware Design Engineering Manager at Compaq Computer Corporation, Vice President of Engineering for MSD Systems and Test Engineering Manager for Mostek Corporation. Mr. Gragg also had his own engineering consulting company, Emtech, Inc., for over 10 years.

Randall E. McComas joined the Company in February 2002 as Vice President of Global Sales and Marketing, a position he held until May 2005, when he became Vice President of Global Sales and Customer Support. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company. Mr. McComas also spent 15 years at IBM Corporation, where he held various positions in the telecom and media industries, including Vice President of Telecommunications for IBM’s global telecom and media business, and Vice President of Marketing and Strategy, managing IBM’s worldwide telecom business, including the wireline and wireless carriers.

Yoram Solomon joined the Company in November 2008 as Vice President of Corporate Strategy and Business Development. Prior to joining Interphase, Mr. Solomon spent the last six years at Texas Instruments (“TI”) serving in various capacities, including most recently as the Senior Director of Technology Strategy and Industry Relations for the Chief Technology Officer’s office, and Senior Director of Strategic Marketing, Industry & Standards. Mr. Solomon held additional roles at TI, including Director, Strategic Business Development, and General Manager, Consumer Electronics Connectivity Business Unit. Prior to TI, Mr. Solomon served as Vice President and General Manager of PCTEL’s Advanced Communications Business Unit from 2000 to 2002, and senior level management positions at Voyager Technologies, Israel’s Ministry of Industry and Trade, and Electronic Line, Ltd.

Employment Agreement Summaries

Each executive officer has an employment agreement that defines the terms and conditions of his employment at the Company. In each case, the employment agreement is supplemented by an indemnification agreement, as described under “Election of Directors – Limitation of Liability and Indemnification” above; and in some cases, the employment agreement may be supplemented by certain stock option agreements and/or restricted stock agreements. In all cases, the summaries set forth below are qualified in their entirety by the terms of the employment agreements and such stock-compensation agreements.

Gregory B. Kalush. The Board of Directors approved Mr. Kalush’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary of at least $325,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $325,000 per year. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed.

If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush for other than overt misconduct or death or disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (i) severance payments in the amount of three (3) years’ base salary, (ii) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (iii) regarding vested stock options with an exercise price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liability owed by the Company to Mr. Kalush. Additionally, Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If the Company terminates Mr. Kalush’s employment agreement by reason of disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (i) compensation in the amount of two (2) years’ base salary, (ii) payment of two (2) years of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Kalush’s employment terminates, (iii) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) regarding vested stock options with an exercise price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush dies, then Mr. Kalush’s estate will be entitled to (i) a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums, and (ii) regarding vested stock options with an exercise price greater than the fair market value on the date of his death, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option.

Mr. Kalush’s employment agreement provides for the non-disclosure of confidential information. Remedies for breach of this provision include damages, injunctive relief and specific performance. The damages for use of any identified Confidential Trade Secret Information (defined therein) in violation of this provision shall be 100% of the gross amount of revenue derived or resulting from unauthorized use of such information. Mr. Kalush’s employment agreement also provides for covenants not to compete and not to solicit employees during and for two years after employment. Remedies for breach of these covenants include damages, injunctive relief and/or specific performance. Damages for breach of these covenants shall be 100% of the gross amount of revenue derived or resulting from the breach.

Thomas N. Tipton, Jr. The Board of Directors approved Mr. Tipton’s current amended and restated employment agreement, effective March 18, 2013, pursuant to which the Company employs Mr. Tipton as its Chief Financial Officer and Vice President of Finance, at a base salary of at least $230,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $230,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Tipton or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Tipton is terminated for cause.

Mr. Tipton’s employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. The Company also will not be obligated to pay any further compensation if Mr. Tipton elects not to renew. If the Company terminates the executive without cause or elects not to renew, the executive will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and subject to the executive’s execution of a general release of claims, (ii) twelve (12) months’ severance pay at his then-current base salary, (iii) health coverage premiums for up to 18 months paid for Mr. Tipton and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) payment of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Tipton’s employment terminates. Mr. Tipton’s employment agreement also includes covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

James W. Gragg. The Board of Directors approved Mr. Gragg’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Gragg, at a base salary of at least $175,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $182,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Gragg or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Gragg is terminated for cause.

Randall E. McComas. The Board of Directors approved Mr. McComas’ current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. McComas, at a base salary of at least $235,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $240,000. The employment agreement automatically renews for successive six month periods, unless either Mr. McComas or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. McComas is terminated for cause.

Yoram Solomon. The Board of Directors approved Mr. Solomon’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Solomon, at a base salary of at least $185,000 plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $185,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Solomon or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Solomon is terminated for cause.

The employment agreements for the executive officers described above (other than Mr. Kalush and Mr. Tipton) contain the following provisions: The employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. If the Company terminates the executive without cause or elects not to renew, the executive will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and (ii) subject to the executive’s execution of a general release of claims, (a) six (6) months’ severance pay at his then-current base salary, and (b) employee health coverage premiums paid for the period during which the executive officer is receiving remaining term payments and severance payments as long as the executive officer is qualified and eligible for COBRA coverage. If the executive becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liabilities owed by the Company to the executive. These executive officers’ employment agreements also include covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Business Overview. During 2013 we continued to work to diversify our offerings of products and services and enter into new markets, while leveraging our core telecommunications-related products and services to generate meaningful revenues and gross margin. Although we did not achieve the profitable year that we desired in 2013, as a result of our steady leadership, we succeeded in maintaining several key metrics during the year and positioning Interphase for more favorable results in future periods. In particular:

●	We continued to maintain a strong working capital position of $9.8 million and a current ratio of 4:1 at December 31, 2013.
●

We saw continued growth in our electronics manufacturing services. During 2013, revenues from these services increased approximately 183% compared to 2012, and we expect them to continue to grow in 2014.

●	We experienced a slight recovery in our telecommunications product revenues. During 2013, these revenues grew by approximately 10% compared to 2012.
●	We diligently managed our spending in all areas of the business resulting in reduced operating expenses of 14% when compared to 2012.
●	Our new product penveu® entered the beta phase of testing during 2013, and we expect to begin shipping it in May 2014.
●

We moved into a new facility in Carrollton, Texas in the first quarter of 2014. Our new space has enabled us to expand our current production capability and provides us room for future growth. At the same time, we have reduced our facility expenses and gained operational efficiencies because all our company functions are now contiguous.

Executive Compensation Overview. We believe that we have the right executive team in place to deliver more favorable results in future periods, and we have designed our compensation programs to enable us to attract, motivate, retain and reward a team of talented leadership who will help ensure our future success. We seek to accomplish this goal in a way that balances near-term results with long-term success. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation made by the Compensation Committee.

Our focus on pay-for-performance and corporate governance ensures alignment with the interests of shareholders as highlighted below:

●

100% of long-term incentive compensation granted during 2013 to our named executive officers was in the form of performance-based stock options. The performance-based stock options vest as revenue objectives are achieved.

●

The financial measures under the annual cash incentives for 2013 were directly related to the annual and long-term strategic business plans reviewed and approved by the Board of Directors. No payouts were made for 2013 because the established minimum financial goals were not met, other than a partial bonus payment to our Chief Financial Officer, our Vice President of Operations and our Vice President of Global Sales based on the discretion of the Compensation Committee, and in some cases, the achievement of product line targets.

●

The financial measures under the annual cash incentives for 2014 are directly related to the annual long-term strategic business plans reviewed and approved by the Board of Directors. The Compensation Committee retains full and complete discretion in making its final bonus determinations for a portion (approximately 33%) of this bonus pool.

●

Other than a life insurance premium of approximately $1,600 per year paid by the Company for the Chief Executive Officer (in accordance with this executive’s employment agreement), executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.

●	We target total compensation within the median range of compensation of comparable executives at companies in the industry.
●	We validate our pay-for-performance philosophy on an annual basis.

Opportunity for Shareholder Feedback. The Compensation Committee carefully considers feedback from our shareholders regarding our executive compensation programs. Shareholders are invited to express their views to the Compensation Committee as described under “Shareholder Communications” below in this proxy statement. In addition, the advisory vote on the compensation of the named executive officers provides shareholders with an opportunity to communicate their views on our executive compensation programs.

You should read this Compensation Discussion and Analysis in conjunction with the advisory vote that we are conducting on the compensation of the named executive officers. This Compensation Discussion and Analysis, as well as the accompanying compensation tables, contain information that is relevant to your voting decision.

Objectives and Philosophy of Our Compensation Programs

Our executive compensation programs are designed to “pay for performance,” are driven by our business environment and are designed to enable us to achieve our strategic priorities and adhere to Company values. Their objectives are to:

●	Attract, motivate, and retain a team of talented leadership who help ensure our future success;
●	Align executives’ interests with the interests of shareholders;
●	Reward success as a management team in supporting overall business objectives and in obtaining key financial metrics in a lean and flexible environment;
●

Provide a balance between short-term goals and long-term priorities to achieve immediate objectives while also focusing on increasing shareholder value over the long term and avoiding the encouragement of unnecessary or excessive risk-taking; and

●

Provide incentives that will stimulate executive behavior such as high performance, integrity, teamwork, and loyalty to achieve defined plan priorities, financial goals, and strategic objectives intended to provide shareholders with a superior rate of return.

Our compensation programs must be competitive with other programs for similarly placed executives at companies within the telecommunications and general technology industries. Independent compensation consultants are periodically retained for advice and guidance in assessing whether our executive compensation programs are competitive. Executive compensation programs impact all employees by setting general levels of compensation and by helping to create an environment of strategic priorities, incentives, and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

The guiding principles of our compensation programs are:

●	Enabling a high-performance organization;
●	Competitiveness in the marketplace in which we compete for talent;
●	Optimization of the cost to us and value to our executives;
●	Global consistency with business-driven flexibility; and
●	Conscientious and thoughtful decision-making and execution delivery.

To this end, we measure the success of our compensation programs by:

●	Overall business performance and executive engagement;
●	Ability to attract and retain key executive talent;
●	Costs and business risks that seek to optimize return within acceptable levels of risk; and
●	Executive understanding and perceptions that ensure program value equals or exceeds program cost.

All of our compensation and benefits for our executives described below have as a primary purpose the ability to attract, motivate, and retain highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. We believe that the performance of our executives, considered in light of general economic and industry conditions, our Company, and competitive conditions, should be another key basis for determining overall compensation and should not be based on the short-term performance of our Common Stock, whether favorable or unfavorable. Beyond that, different elements are designed to engender different behaviors emphasizing the short-term performance and long-term health of the Company. In particular, in determining total compensation, we stress a compensation philosophy that is performance driven with competitive base salaries, but high variability in incentives. We believe that our total compensation is competitive with comparable positions at other companies in our industry.

Role and Authority of Compensation Committee

When establishing base salaries, annual cash incentives and long-term incentives for each of the executives, the Compensation Committee considers, among other things, the recommendations of the President and Chief Executive Officer, the executive’s role and contribution to the management team, responsibilities and performance during the past year and future anticipated contributions, corporate performance, and the amount of total compensation paid to executives in similar positions at comparable companies as provided periodically by an independent compensation firm.

The Compensation Committee generally sets the compensation of the executives at levels that are competitive with similarly situated technology companies. When setting the compensation of each of the executives, the Compensation Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Compensation Committee gives consideration to the recommendations of the President and Chief Executive Officer and may accept or adjust those recommendations. The Compensation Committee makes the sole determination of the compensation of the President and Chief Executive Officer.

Pay Elements of Our Compensation Programs

To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	● Core competence in the executive role relative to skills, experience and contributions to the Company	● To provide fixed compensation based on competitive market practice ● To attract and retain executives over time
Annual Cash Incentives	● Contributions toward the Company’s achievement of specified performance metrics, and business plan priorities	● To provide focus on meeting business and financial targets that lead to our long-term success
Long-Term Incentives

Restricted Stock:

●  Continued employment with the Company during a specified vesting period

Stock Options:

●  Continued employment with the Company during a specified vesting period

Performance-based Restricted Stock and Performance-based Stock Options:

●  Achievement by executives of key performance metrics for Company success

●  Continued employment with the Company during a specified vesting period

●  To attract and retain the best people for the Company

●  To provide stock ownership to executives

●  To increase the executives’ interest in the Company’s welfare

●  To promote the success of the Company’s business

●  To align executives’ and shareholder interests

●  To provide challenging performance objectives and motivate executives to achieve long-term shareholder value

Change in Control and Termination Benefits	● Focused effort by our executives in the event of a rumored or actual fundamental corporate change	● To facilitate the Company’s ability to attract executives as the Company competes for talented employees; this protection is commonly offered
Retirement Benefits, Additional Benefits and Perquisites	● Tenure by executives ● Assurance that benefits package is competitive to industry standards	● To facilitate the Company’s ability to attract executives as the Company competes for talented employees

The use of these programs enables us to reinforce our “pay for performance” philosophy, as well as strengthens our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. The components of our compensation programs are determined as follows:

Base Salary. Base salaries are determined based on competitive market practice and our ability to attract, motivate, and retain executives. Base salaries for our executive officers are reviewed on an annual basis, and adjusted where appropriate. Salary ranges are established for each executive officer based on the marketplace data for that position and a salary is assigned to the executive based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. During the fourth quarter of 2010, the Compensation Committee commissioned an independent compensation firm to conduct a comprehensive analysis of competitive companies. As a result of the firm’s findings, a comparison group of 16 companies (the “comparison group”) was selected from publicly traded U.S. companies classified under the Global Industry Classification Standard (“GICS”) as Communications Equipment, Computer Storage and Peripherals and Electronic Manufacturing Services. The 16 companies in the comparison group were Communications Systems, Ditech Networks, Endwave, Lantronix, Network Engines, PC Tel, Performance Technologies, Relm Wireless, Telkonet, Dataram, Qualstar, Socket Mobile, Viewcast.com, Entorian Technologies, Radisys, and RF Industries. Additionally, competitive comparisons were made against the following general industry surveys: 2010 Hewitt Total Compensation Measurement (“TCM”) survey, 2010 Towers Watson Compensation Data Bank Executive, 2010/2011 Towers Watson Top Management Compensation Calculator Survey, and 2010 Radford Executive survey. Based on the 2010 analysis, the findings of the independent compensation firm, the financial performance of the Company, and other factors, the Compensation Committee determined that there would be no adjustments to executive base salaries for 2013 or for 2014, with the exception of Mr. Tipton, who received a base salary adjustment in January 2013.

Annual Cash Incentives. Executive bonuses are intended to link executive compensation with the attainment of defined Company goals. Each year during the annual planning process, the Compensation Committee, after consulting with management of the Company, establishes business and financial targets for the Company and, in all cases, individual executives. Annual bonus targets are established based upon these business and financial targets. For the Chief Executive Officer, Mr. Kalush, and the Chief Financial Officer, Mr. Tipton, the 2013 bonus was based 70% on Company revenue targets and 30% on Company net profit targets. For the named executive officer Mr. Gragg, 36% of the 2013 bonus was based on Company revenue and net profit targets and 64% was based on specific financial and business targets related to specific product lines for which Mr. Gragg was responsible. For the named executive officer Mr. McComas, 50% of the 2013 bonus was based on Company revenue and net profit targets and 50% was based on specific financial and business targets related to specific product lines for which Mr. McComas was responsible. For the named executive officer Mr. Solomon, 23% of the 2013 bonus was based on Company revenue and net profit targets and 77% was based on specific financial and business targets related to specific product lines for which Mr. Solomon was responsible. The bonuses could have resulted in bonus payments in excess of 100% payout if the targets were exceeded. The table below shows the percentage achievement and the resulting payout percentages based on Company revenue and net profit targets for the 2013 bonus plan. The resulting payout percentages would also apply to the earned bonus based on product line targets.

For 2013, the Compensation Committee approved Company revenue and net profit targets at the 100% achievement levels that were higher than the actual Company revenue and net profits achieved in 2012.

Revenue Achievement %	Bonus Payout %	Net Profit Achievement %	Bonus Payout %
0.0 - 79.9	0.0	0.0 - 29.9	0.0
80.0 - 100.0	30.0 - 100.0	30.0 - 74.9	10.0 - 54.9
101.0 - 109.9	102.0 - 119.8	75.0 - 119.9	55.0 - 119.9
110.0 - 119.9	130.0 – 159.7	120.0 - 139.9	130.0 - 159.9
120.0 - 129.9	180.0 – 219.6	140.0 - 149.9	180.0 - 199.8
130.0+	250.0+	150.0-199.9	250.0-399.7
		200.0+	500

The maximum bonus payout to all executive officers was capped at 300% of the total bonus pool. The sliding scale of target performance was used by the Compensation Committee in determining bonuses to be paid to the executive officers; however, the Compensation Committee retained full and complete discretion in making its final bonus determinations for a portion (approximately 33%) of the bonus pool. Although certain bonus targets were achieved by executive officers, the earned bonuses were not paid because the Company was not profitable for the year ended December 31, 2013. However, as shown in the Summary Compensation Table, a partial executive bonus was paid to Mr. Tipton, Mr. McComas and Mr. Gragg based on the discretion of the Compensation Committee, and in some cases, the achievement of product line targets. No other executive bonuses were paid under the 2013 annual executive bonus plan.

Long-Term Incentives. The Compensation Committee approves equity grants under the 2004 Long-Term Stock Incentive Plan to provide additional incentives and align the executives’ long-term interests with those of the shareholders of the Company by tying a portion of executive compensation to the long-term performance of the Company’s stock price. The Compensation Committee believes equity grants, more than base salary or annual cash incentives, closely align the long-term interests of executives with those of shareholders and assist in the retention of key executives. This is the Company’s principal long-term incentive to executives.

The Compensation Committee determines equity to be granted to an executive with respect to restricted stock, performance-based restricted stock, stock options, or performance-based stock options based on the following principal elements, including, but not limited to:

●	President and Chief Executive Officer’s recommendation;
●	Relevant and validated external market data on executive compensation;
●	Management role and contribution to the management team;
●	Job responsibilities and past performance;
●	Future anticipated contributions;
●	Corporate performance;
●	Existing vested and unvested equity holdings; and
●	Compensation Committee discretion.

Determination of equity grant amounts is not made in accordance with a strict formula, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable executives at comparable companies ascertained by independent executive compensation consultants hired by the Compensation Committee. Equity grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility, or at the discretion of the Compensation Committee.

Change in Control and Termination Benefits. We provide change in control and termination benefits to our executives under certain conditions as provided for in their employment agreements. These benefits are designed to facilitate the Company’s ability to attract and retain executives, because the Company competes for talented employees in the marketplace where such benefits are commonly offered. The benefits ease an executive’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. In addition, the change in control provisions encourage executives to remain focused on the Company’s business in the event of a rumored or actual fundamental corporate change.

Retirement Benefits, Additional Benefits and Perquisites. We provide standard employee benefit programs to our executives, including a 401(k) plan and other plans such as medical, dental and life insurance benefits, which are generally available to all employees. We are very mindful of the total cost of benefits and the impact they have on all employees. Therefore, with only one exception related to a life insurance premium of approximately $1,600 per year paid by the Company for the CEO, executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.

Tax Deductibility Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is generally precluded from deducting compensation in excess of $1 million per year for any of its named executive officers unless the compensation is “performance-based” as defined in Section 162(m) and certain other requirements are satisfied. The Compensation Committee takes into account, and generally intends to maintain, the tax deductibility of compensation to the named executive officers; but it also intends to maintain the flexibility of paying amounts or granting equity awards that are not tax deductible if consistent with the Compensation Committee’s other objectives and responsibility.

Summary Compensation Table

A summary compensation table is provided below and includes individual compensation information on the Chief Executive Officer, the Chief Financial Officer and our three other most highly paid executive officers at the end of 2013, whom we refer to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Gregory B. Kalush	2013	325,000	-	-		-	(4)	1,622	326,622
Chairman of the	2012	325,000	-	-		381,709	(7)	6,834	713,543
Board, Chief Executive Officer and President	2011	325,000	50,000	52,920	(12)	134,000	(13)	9,160	571,080

Thomas N. Tipton, Jr.	2013	228,946	10,000	-		-	(5)	-	238,946
Chief Financial Officer,	2012	202,500	3,500	-		99,311	(8)	3,271	308,582
Secretary, Vice President of Finance and Treasurer	2011	202,500	24,326	-		73,500	(14)	6,075	306,401

Randall E. McComas	2013	240,000	15,000	-		-	(5)	-	255,000
Vice President of	2012	240,000	-	-		68,701	(9)	3,877	312,578
Global Sales and Customer Support	2011	240,000	10,000	-		-		7,096	257,096

Yoram Solomon	2013	185,000	-	-		-	(6)	-	185,000
Vice President of	2012	185,000	-	-		47,561	(10)	2,988	235,549
Corporate Strategy and Business Development	2011	185,000	5,000	-		-	(15)	4,194	194,194

James W. Gragg	2013	182,000	10,000	-		-	(5)	-	192,000
Vice President of	2012	182,000	-	-		64,857	(11)	2,940	249,797
Operations and Fulfillment	2011	182,000	5,000	-		-		5,460	192,460

(1)

All stock awards were in the form of restricted stock awards. All shares of restricted stock were valued at the fair market value, which was the closing price of a share of Common Stock on the NASDAQ Global Market or the NASDAQ Capital Market (as the case may be), on the date of grant. Unless otherwise stated in the notes below, restricted stock awards vest over a four year period, while the named executive officer is employed by the Company, and do not have performance conditions tied to the award. As described under “Summary of Termination and Change in Control Arrangements” below, restricted stock awards also vest upon certain changes in control of the Company.

(2)

All stock options are valued at the grant date fair value, based on the Black-Scholes option pricing model, and expire 10 years from the date of grant. In accordance with SEC rules, the grant date fair value is calculated in accordance with the equity compensation accounting provisions of ASC Topic 718, “Compensation – Stock Compensation” (without regard to estimated forfeitures related to service-based vesting) and does not necessarily correspond to the actual value that will be realized by any named executive officer. See Note 8 in the notes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 for further discussion of the assumptions used to calculate the grant date fair value. Stock option awards vest as described in the notes below while the named executive officer is employed by the Company and also vest upon certain changes in control of the Company as described under “Summary of Termination and Change in Control Arrangements” below.

(3)

“All other compensation” consists of matching payments by the Company pursuant to its 401(k) plan for all named executive officers and, with respect to Mr. Kalush, an additional amount of $1,622 in 2013, $1,560 in 2012, and $1,622 in 2011 for premium paid on a life insurance policy. The Summary Compensation Table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance, which are also generally available or provided to all other salaried employees of the Company.

(4)

In December 2013 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $508,500. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 50,000 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(5)

In December 2013 Mr. Tipton, Mr. McComas, and Mr. Gragg each received options to purchase 50,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $169,500. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 16,667 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(6)

In July 2013 Mr. Solomon received options to purchase 60,000 shares with an exercise price of $5.40 and a grant date fair value of $4.06 per share or $243,600. This stock option award was approved by the Compensation Committee and is subject to certain performance conditions related to product revenue objectives for the year ended December 31, 2014, the achievement of which would result in vesting of up to 60,000 options in March 2015. Because product revenues for 2014 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

In December 2013 Mr. Solomon received options to purchase 100,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $339,000. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 33,333 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(7)

In February 2012 Mr. Kalush received options to purchase 50,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $173,000. The stock option award vested at one time on the first anniversary of the grant date.

In February 2012 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $519,000. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 37,500 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in February 2013, 20,632 options were cancelled in February 2013 and 16,868 options vested in February 2013. Therefore, of the first vesting tranche, only the 16,868 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2014, 21,034 options were cancelled in March 2014 and 16,466 options vested in March 2014. Therefore, of the second vesting tranche, only the 16,466 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues in 2014 and 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In May 2012 Mr. Kalush received options to purchase 12,000 shares for his service on the Board, consistent with other Board members’ equity compensation, with an exercise price of $5.72 and a grant date fair value of $4.18 per share or $50,160. The stock option award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

In December 2012 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $310,500. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 37,500 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2014, 16,624 options were cancelled in March 2014 and 20,876 options vested in March 2014. Therefore, of the first vesting tranche, only the 20,876 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues for 2014, 2015, and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(8)

In February 2012 Mr. Tipton received options to purchase 45,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $155,700. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 11,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in February 2013, 6,190 options were cancelled in February 2013 and 5,060 options vested in February 2013. Therefore, of the first vesting tranche, only the 5,060 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 6,311 options were cancelled in March 2014 and 4,939 options vested in March 2014. Therefore, of the second vesting tranche, only the 4,939 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues in 2014 and 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Tipton received options to purchase 45,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $93,150. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 11,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 4,987 options were cancelled in March 2014 and 6,263 options vested in March 2014. Therefore, of the first vesting tranche, only the 6,263 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues for 2014, 2015, and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Tipton received options to purchase 25,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $51,750. The stock option award vested at one time on the first anniversary of the grant date.

(9)

In February 2012 Mr. McComas received options to purchase 65,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $224,900. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 16,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in February 2013, 8,941 options were cancelled in February 2013 and 7,309 options vested in February 2013. Therefore, of the first vesting tranche, only the 7,309 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2014, 9,115 options were cancelled in March 2014 and 7,135 options vested in March 2014. Therefore, of the second vesting tranche, only the 7,135 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues in 2014 and 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. McComas received options to purchase 65,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $134,550. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 16,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2014, 7,204 options were cancelled in March 2014 and 9,046 options vested in March 2014. Therefore, of the first vesting tranche, only the 9,046 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues for 2014, 2015, and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(10)

In February 2012 Mr. Solomon received options to purchase 45,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $155,700. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 11,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in February 2013, 6,190 options were cancelled in February 2013 and 5,060 options vested in February 2013. Therefore, of the first vesting tranche, only the 5,060 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 6,311 options were cancelled in March 2014 and 4,939 options vested in March 2014. Therefore, of the second vesting tranche, only the 4,939 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues in 2014 and 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Solomon received options to purchase 45,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $93,150. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 11,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 4,987 options were cancelled in March 2014 and 6,263 options vested in March 2014. Therefore, of the first vesting tranche, only the 6,263 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues for 2014, 2015, and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Solomon also received options to purchase 65,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $134,550. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and was subject to certain performance conditions related to product revenue objectives for the year ended December 31, 2013, the achievement of which would result in vesting of up to 65,000 options in March 2014. The performance conditions related to this stock option award were not satisfied, and all of the options were cancelled in March 2014; therefore, these options to purchase shares are not included in the Summary Compensation Table.

(11)

In February 2012 Mr. Gragg received options to purchase 60,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $207,600. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 15,000 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 15,000 options eligible to vest in February 2013, 8,253 options were cancelled in February 2013 and 6,747 options vested in February 2013. Therefore, of the first vesting tranche, only the 6,747 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 15,000 options eligible to vest in March 2014, 8,414 options were cancelled in March 2014 and 6,586 options vested in March 2014. Therefore, of the second vesting tranche, only the 6,586 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues in 2014 and 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Gragg received options to purchase 65,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $134,550. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to revenue objectives for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 16,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2014, 7,204 options were cancelled in March 2014 and 9,046 options vested in March 2014. Therefore, of the first vesting tranche, only the 9,046 options that vested in March 2014 are included in the Summary Compensation Table. Because the Company’s revenues for 2014, 2015, and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(12)

In May 2011 Mr. Kalush received 12,000 shares of restricted stock for his service on the Board, consistent with other Board members’ equity compensation, with a grant date fair value of $4.41 per share. The restricted stock award vests over a four year period in equal numbers of shares on each anniversary of the grant date.

(13)

In February 2011 Mr. Kalush received options to purchase 100,000 shares with an exercise price of $1.78 and a grant date fair value of $1.34 per share or $134,000. The stock option award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

(14)

In February 2011 Mr. Tipton received options to purchase 50,000 shares with an exercise price of $1.95 and a grant date fair value of $1.47 per share or $73,500. The stock option award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

(15)

In November 2011 Mr. Solomon received options to purchase 100,000 shares with an exercise price of $4.05 per share and a grant date fair value of $2.98 per share, or $298,000. This stock option award is subject to certain performance conditions related to product revenue objectives for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 25,000 options per year in February 2013 and March 2014, 2015, and 2016, respectively. The performance conditions related to the 25,000 stock option award for the year ended December 31, 2012 were not satisfied, and those options were cancelled in February 2013. Performance conditions related to the 25,000 stock option award for the year ended December 31, 2013 were not satisfied, and those options were cancelled in March 2014. Because the product revenues for 2014 and 2015 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

2013 Grants of Plan-Based Awards Table

The following table sets forth information on grants of plan-based awards in 2013 to the named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)		Awards ($)	Awards ($) (5)
Gregory B. Kalush	12/5/13	1	59,864	150,000	(1)	4.52	202,939

Thomas N. Tipton, Jr.	12/5/13	1	19,954	50,000	(2)	4.52	67,644

Randall E. McComas	12/5/13	1	19,954	50,000	(2)	4.52	67,644

Yorom Solomon	7/30/13	-	-	60,000	(3)	5.40	243,600
	12/5/13	1	39,908	100,000	(4)	4.52	135,288

James W. Gragg	12/5/13	1	19,954	50,000	(2)	4.52	67,644

(1)

Relates to stock options granted, subject to forfeiture, under the 2004 Long-Term Stock Incentive Plan. This stock option award is subject to certain performance conditions related to revenue objectives for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in pro rata vesting of up to 50,000 options per year in March 2016, 2017, and 2018, respectively. A target is not specified in the stock option agreement; therefore, in accordance with SEC rules, a representative amount based on the previous year’s fiscal performance is stated in the table. In accordance with SEC rules, the grant date fair value of stock and options awards is computed based on the target amount. See note (4) of the Summary Compensation Table for more information.

(2)

Relates to stock options granted, subject to forfeiture, under the 2004 Long-Term Stock Incentive Plan. This stock option award is subject to certain performance conditions related to revenue objectives for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in pro rata vesting of up to 16,667 options per year in March 2016, 2017, and 2018, respectively. A target is not specified in the stock option agreement; therefore, in accordance with SEC rules, a representative amount based on the previous year’s fiscal performance is stated in the table. In accordance with SEC rules, the grant date fair value of stock and options awards is computed based on the target amount. See note (5) of the Summary Compensation Table for more information.

(3)

Relates to stock options granted, subject to forfeiture, under the 2004 Long-Term Stock Incentive Plan. This stock option award is subject to certain performance conditions related to certain product line revenue objectives for the year ended December 31, 2014, the achievement of which would result in vesting of up to 60,000 options in March 2015. Neither a threshold nor a target is specified in the stock option agreement, and there are no comparable product line revenues in the previous year on which to calculate and state a representative amount as the target. See note (6) of the Summary Compensation Table for more information.

(4)

Relates to stock options granted, subject to forfeiture, under the 2004 Long-Term Stock Incentive Plan. This stock option award is subject to certain performance conditions related to revenue objectives for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in pro rata vesting of up to 33,333 options per year in March 2016, 2017, and 2018, respectively. A target is not specified in the stock option agreement; therefore, in accordance with SEC rules, a representative amount based on the previous year’s fiscal performance is stated in the table. In accordance with SEC rules, the grant date fair value of stock and options awards is computed based on the target amount. See note (6) of the Summary Compensation Table for more information.

(5)

These amounts reflect the grant date fair value of such award computed based on the target amount, or maximum amount if no target is specified, in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 8 in the notes to our consolidated financial statements in the Form 10-K for the year ended December 31, 2013.

Narrative to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” above as well as “Executive Officers – Employment Agreement Summaries” above and “Summary of Termination and Change in Control Arrangements” below for a complete description of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and 2013 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based.

Outstanding Equity Awards at Year-End Table

The following table sets forth information as of December 31, 2013 regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)		Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Gregory B. Kalush	-		-	-		-		16,664	64,490
	-		-	-		-		6,000	23,220
	-		-	150,000		4.52	12/5/2023	-	-
	-		-	150,000	(2)	2.85	12/12/2022	-	-
	4,000		8,000	-		5.72	5/2/2022	-	-
	16,868		-	112,500	(3)	4.75	2/14/2022	-	-
	50,000		-	-		4.75	2/14/2022	-	-
	66,666		33,334	-		1.78	2/8/2021	-	-
	100,000		-	-		1.65	7/22/2020	-	-
	5,000		-	-		8.50	5/5/2014	-	-
	50,000	(4)	-	-		11.45	3/16/2014	-	-

Thomas N. Tipton, Jr.	-		-	-		-		4,164	16,115
	-		-	50,000		4.52	12/5/2023	-	-
	25,000		-	-		2.85	12/12/2022	-	-
	-		-	45,000	(5)	2.85	12/12/2022	-	-
	5,060		-	33,750	(6)	4.75	2/14/2022	-	-
	33,333		16,667	-		1.95	2/9/2021	-	-
	22,500		7,500	-		1.70	9/14/2020	-	-

Randall E. McComas	-		-	-		-		4,164	16,115
	-		-	50,000		4.52	12/5/2023	-	-
	-		-	65,000	(7)	2.85	12/12/2022	-	-
	7,309		-	48,750	(8)	4.75	2/14/2022	-	-
	2,000		-	-		1.36	12/9/2020	-	-
	50,000	(4)	-	-		11.45	3/16/2014	-	-

Yorom Solomon	-		-	-		-		3,332	12,895
	-		-	100,000		4.52	12/5/2023	-	-
	-		-	60,000		5.40	7/30/2023	-	-
	-		-	65,000	(9)	2.85	12/12/2022	-	-
	-		-	45,000	(5)	2.85	12/12/2022	-	-
	5,060		-	33,750	(6)	4.75	2/14/2022	-	-
	-		-	75,000	(10)	4.05	11/3/2021	-	-
	22,500		7,500	-		1.72	10/6/2020	-	-
	-		-	63,400	(11)	1.70	9/14/2020	-	-

James W. Gragg	-		-	-		-		3,332	12,895
	-		-	50,000		4.52	12/5/2023	-	-
	-		-	65,000	(7)	2.85	12/12/2022	-	-
	6,747		-	45,000	(12)	4.75	2/14/2022	-	-
	15,000		5,000	-		1.36	12/9/2020	-	-
	10,000		-	-		7.20	11/1/2014	-	-
	15,000	(4)	-	-		11.45	3/16/2014	-	-

(1)

Shares of restricted stock awarded were valued at the fair market value of Common Stock, which is the closing price of a share of Common Stock on the NASDAQ Capital Market, on December 31, 2013 ($3.87).

(2)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 16,624 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(3)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 21,034 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(4)	This stock option award expired unexercised on March 16, 2014.

(5)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 4,987 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(6)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 6,311 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(7)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 7,204 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(8)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 9,115 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(9)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 65,000 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(10)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 25,000 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(11)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 31,700 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

(12)

A portion of this stock option award was conditional based on a performance criterion in 2013; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 8,414 shares was not achieved; therefore, the option for those shares was cancelled in March 2014.

Option Exercises and Stock Vesting Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory B. Kalush	11,334	28,255

Thomas N. Tipton, Jr.	2,084	5,273

Randall E. McComas	2,084	5,273

Yorom Solomon	1,667	4,218

James W. Gragg	1,667	4,218

Pension Benefits and Non-Qualified Defined Contribution Plans

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans or non-qualified defined contribution plans sponsored by us. The Compensation Committee, which is composed solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit or non-qualified defined contribution plans if the Compensation Committee determines that doing so is in our best interests.

Summary of Termination and Change in Control Arrangements

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under their current employment agreements, certain current stock option agreements and/or restricted stock agreements, and our other compensation programs. The descriptions set forth below are summaries of the terms of the respective employment agreements and/or other agreements and are qualified by reference to the provisions of such agreements.

Gregory B. Kalush.    Mr. Kalush’s employment agreement provides for the following termination and severance arrangements:

●

Resignation by the Executive: If Mr. Kalush resigns or elects not to renew his employment agreement, he is entitled to exercise vested stock options for a period of 90 days following his resignation as an employee of the Company. Stock options granted for his service as a director of the Company are independent of his stock options granted for his service as an employee of the Company. Therefore, Mr. Kalush is entitled to exercise vested stock options granted from his service on the Board for a period of ten years from the grant date of such options in a manner consistent with other directors.

●

Termination due to Non-Renewal of Employment Agreement or Termination for other than Overt Misconduct. The Company or Mr. Kalush can terminate the employment relationship by electing not to renew the employment agreement and giving the other party at least thirty (30) days’ written notice prior to the expiration of the then-current term. If Mr. Kalush elects not to renew his employment agreement, it is treated as a resignation and handled as stated above under “Resignation by the Executive.” If the Company elects not to renew Mr. Kalush’s employment agreement, or terminates Mr. Kalush for other than overt misconduct (or death or disability), then Mr. Kalush will be entitled exclusively to the following termination payments and benefits:

1.

Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush shall receive severance payments in the amount of three (3) years’ base salary, payable in bi-weekly installments at the current base salary rate at the time. Severance payments will be reduced by any compensation Mr. Kalush receives from other employment during the three (3) year severance period. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush and his beneficiaries are eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment (including because of non-renewal of his employment agreement at the Company’s election), but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.

If Mr. Kalush’s employment is terminated for any reason by the Company (including the Company electing not to renew his agreement), other than because of his overt misconduct, he would also be entitled to reimbursement for any reasonable outplacement consulting fees and expenses up to a maximum of 15% of his then-current base salary.

●	Termination due to Disability. In the event Mr. Kalush’s employment is terminated due to disability, Mr. Kalush will be entitled to the following:

1.

Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will be paid severance payments in the amount of two (2) years’ base salary, payable in bi-weekly installments over a twenty-four (24) month period at the current base salary rate at the time of Mr. Kalush’s termination due to disability. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush is eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.

Bonus Payment. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will receive payment of two (2) years of his annual bonus based on the Company’s Executive Bonus Plan payable in bi-weekly installments over a twenty-four (24) month period following Mr. Kalush’s termination due to disability. The bonus payment will be based on the greater of the prior fiscal year’s Executive Bonus Plan payment to him or 100% of Mr. Kalush’s Executive Bonus Plan target for the year in which his employment terminates due to disability.

3.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.

●	Termination due to Death. In the event Mr. Kalush’s employment is terminated due to death, Mr. Kalush’s estate will be entitled to the following:

1.	Life Insurance Policy. Mr. Kalush’s estate will be entitled to a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums.

2.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his death, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination due to death or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment due to death, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush’s estate a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination due to death or the original expiration date of the option.

If a change in control occurs, Mr. Kalush is entitled to receive the following:

●

Acquisition of Shares by One Investor or Group. If during the term of Mr. Kalush’s agreement, one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of Common Stock possessing 30% or more of the total voting power of the stock of the Company and such acquisition constitutes a “change in the effective control of a corporation” for purposes of Section 409A of the Code, then Mr. Kalush shall not be entitled to receive any severance or other pay provided for above, but Mr. Kalush shall instead be entitled to receive all of the following:

1.	A lump sum payment in the amount of two (2) years’ base salary at the current base salary amount, payable within thirty (30) days of the acquisition.

2.

A lump sum payment, payable within thirty (30) days of the acquisition, equal to two (2) years’ of Mr. Kalush’s annual bonus based on the Company’s Executive Bonus Plan. The bonus amount will be the greater of the prior fiscal year’s executive bonus payment to him or 100% of Mr. Kalush’s target bonus for the year in which the acquisition occurs.

3.

The vesting of all of Mr. Kalush’s outstanding stock options shall be accelerated on the date of the acquisition and the exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of the acquisition and were granted to him as a result of his employment, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for the earlier of three (3) years from the date of termination or the original expiration date of the option.

4.

If at any time during the term of one of Mr. Kalush’s Restricted Stock Agreements an acquisition occurs whereby one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective on the date of such acquisition, all of Mr. Kalush’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested.

●

Gross Up Payment. If Mr. Kalush incurs the excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of the receipt of any payments under his agreement, then he is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

Thomas N. Tipton, Jr.  Mr. Tipton’s employment agreement, amended and restated effective March 18, 2013, provides that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days’ written notice of its intention not to renew his agreement, or if Mr. Tipton’s employment is terminated by the Company during the term of his agreement without cause, he shall be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and subject to the executive’s execution of a general release of claims, (ii) twelve (12) months’ severance pay at his then-current base salary, (iii) health coverage premiums for up to 18 months paid for Mr. Tipton and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) payment of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Tipton’s employment terminates.

Mr. Tipton’s employment agreement also includes covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

In addition, certain of Mr. Tipton’s Restricted Stock Agreements and Stock Option Agreements provide that if one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective as of the date of such accumulation by that investor, all of Mr. Tipton’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will vest and become fully exercisable.

Randall E. McComas, Yoram Solomon, and James W. Gragg.  These executives’ employment agreements provide that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days’ written notice of its intention not to renew his agreement, or if the executive’s employment is terminated by the Company during the term of his agreement without cause, he shall be entitled to receive (a) the balance of base salary due under his agreement for the balance of its term, and (b) subject to the executive’s execution of a general release of claims and covenant not to sue, (i) severance pay equal to six (6) months of base salary at the time of termination, payable in bi-weekly installments, subject to reduction by any compensation the executive receives from other employment during the severance period, and (ii) if the executive is eligible for COBRA coverage, the individual premium cost for COBRA coverage for the executive for the period during which he is receiving remaining term payments and severance payments.

These executives’ employment agreements also include confidentiality, non-competition and non-solicitation of employees covenants during and for twelve (12) months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

In addition, each of these executive’s Restricted Stock Agreements and Stock Option Agreements provide that if (i) one investor accumulates 20% or more of the outstanding shares of Common Stock and if, within 12 months thereafter, the executive’s employment with the Company is terminated either by the Company for any reason other than cause or by the executive for good reason (as defined therein), or (ii) one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding shares of Common Stock, then, in either case, effective as of the date of such accumulation by that investor, all of the executive’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will vest and become fully exercisable.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may at its discretion revise, amend or add to these benefits if it deems advisable, to the extent permitted pursuant to such officers’ employment agreements. The table below reflects amounts payable to our named executive officers assuming a change in control and/or their employment was terminated on December 31, 2013:

Name	Benefit	Termination Without Cause or for Non-Renewal ($)	Termination for Cause ($)	Disability ($)	Death ($)	Change in Control ($) (1)
Gregory B. Kalush	Salary	975,000	-	650,000	-	650,000
Chairman of the Board, Chief	Bonus	-	-	300,000	-	300,000
Executive Officer and President	Outplacement services	48,750	-	48,750	-	48,750
	Insurance Policy (2)	-	-	-	-	-
	Cobra Coverage	16,269	-	-	-	-
	Extended Exercise Period
	for Stock Options	542,263	-	542,263	542,263	542,263
	Stock Vest Acceleration	-	-	-	-	310,378
	Total Value	1,582,282	-	1,541,013	542,263	1,851,391

Thomas N. Tipton, Jr.	Salary	287,500	-	-	-	-
Chief Financial Officer, Secretary,	Bonus	63,000	-	-	-	-
Vice President of Finance	Cobra Coverage	23,674	-	-	-	-
and Treasurer	Stock Vest Acceleration	-	-	-	-	110,290
	Total Value	374,174	-	-	-	110,290

Randall E. McComas	Salary	240,000	-	-	-	-
Vice President of Global Sales and	Cobra Coverage	5,257	-	-	-	-
Customer Support	Stock Vest Acceleration	-	-	-	-	82,415
	Total Value	245,257	-	-	-	82,415

Yorom Solomon	Salary	185,000	-	-	-	-
Vice President of	Cobra Coverage	5,118	-	-	-	-
Corporate Strategy and	Stock Vest Acceleration	-	-	-	-	278,798
Business Development	Total Value	190,118	-	-	-	278,798

James W. Gragg	Salary	182,000	-	-	-	-
Vice President of Operations and	Cobra Coverage	500	-	-	-	-
Fulfillment	Stock Vest Acceleration	-	-	-	-	91,745
	Total Value	182,500	-	-	-	91,745

(1)

Mr. Kalush will be entitled to a gross up payment if he incurs any excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under his employment agreement. He is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

(2)	Mr. Kalush’s estate is entitled to a one-time $1,000,000 death benefit payable by the insurance provider under an insurance policy paid for by the Company.

Report of the Compensation Committee

We have reviewed and discussed with management the Company’s Compensation Discussion and Analysis.

Based on this review and these discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in Interphase’s Annual Report on Form 10-K and proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Michael J. Myers, Chairman Kenneth V. Spenser Christopher B. Strunk

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2013, the Compensation Committee was composed of Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. None of those members has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company's named executive officers served during the year ended December 31, 2013 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

CERTAIN RELATED TRANSACTIONS

During 2013, the Company was not a party to any transactions that would require disclosure pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under “Executive Compensation – Compensation Discussion and Analysis” above, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Board and the Compensation Committee will review and consider the results of the non-binding vote when evaluating our executive compensation programs. In particular, to the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

Accordingly, we ask our shareholders to vote on the following advisory resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy at the meeting is required to approve this advisory resolution on named executive officer compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

APPROVAL OF THE COMPANY’S 2014 LONG-TERM STOCK INCENTIVE PLAN

Overview

Our Board of Directors believes that granting long-term stock-based awards is critical to the Company’s business strategy and our pay-for-performance compensation philosophy, but our existing 2004 Long-Term Stock Incentive Plan (the “2004 Plan”) expires by its terms on May 5, 2014. Accordingly, our Board of Directors approved the Interphase Corporation 2014 Long-Term Stock Incentive Plan (the “Plan”) at a meeting held on March 25, 2014, and directed that the Plan be submitted to our shareholders for approval at the annual meeting. If our shareholders approve the Plan, it will be effective as of May 7, 2014.

We are requesting our shareholders to approve the Plan and the 400,000 shares of Common Stock reserved for issuance thereunder and, correspondingly, to approve the material terms of the performance goals under the Plan, which are intended to allow the grant of performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), that may be tax-deductible.

The Plan, if approved, would allow us to continue to offer equity compensation to attract, motivate and retain employees and other persons providing services to us and align their interests with the interests of our shareholders. As described above in the section of this proxy statement entitled “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” long-term stock-based compensation is an essential element of our pay-for-performance compensation approach. Our compensation programs must be competitive with the programs for similarly placed executives at companies in the industries in which we conduct business.

We believe the Plan contains provisions that are consistent with our shareholders’ interests and with good compensation-governance practices:

•

The cost of the Plan is reasonable. Under the expiring 2004 Plan, we had 655,676 shares available for possible award as of March 28, 2014. These shares will no longer be available to us after May 5, 2014. We are not seeking to replace all of these shares under the Plan; rather, we are requesting only enough shares (400,000) to cover our estimated needs for the next three years. No more than 75,000 shares may be the subject of awards granted under the Plan (“Awards”) other than stock options or stock appreciation rights. No more than 100,000 shares may be the subject of non-performance-based Awards, which typically includes Awards granted to non-employee directors. No more than 75,000 shares may be the subject of Awards granted to non-employee directors.

•

The Plan does not expressly permit the repricing or exchange of “underwater” stock options or stock appreciation rights. In addition, we do not have a history of repricing or exchanging underwater stock options or stock appreciation rights.

•

The Plan is structured so that most of the Awards granted will be in alignment with our pay-for-performance compensation approach, in that no more than 25% of the shares under the Plan may be the subject of non-performance-based Awards. Approximately 79% of awards issued to employees in the past three fiscal years under the 2004 Plan were performance-based awards. 100% of awards granted under the 2004 Plan in 2013 to our named executive officers was in the form of performance-based stock options.

•

The Plan does not have a liberal definition of “change in control”. For example, the Plan does not provide for the acceleration of vesting of Awards simply because of a “potential” takeover or an announcement or commencement of a tender offer.

•

The Plan does not have liberal share “recycling” provisions. For example, shares tendered by an option holder to pay for the exercise of an option cannot be added to, or recycled back into, the Plan for future Awards. Additionally, shares withheld to satisfy tax withholding obligations cannot be added to, or recycled back into, the Plan for future Awards. The number of shares reserved for issuance under the Plan will be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with an Award that is settled in cash.

From a gross outstanding award perspective, as of March 28, 2014, 1,900,823 shares of Common Stock were granted and still outstanding under the 2004 Plan with the following break-down:

•	1,855,003 stock option awards and 45,820 bonus stock awards (restricted stock)

•	1,203,803 performance-based awards and 697,020 awards subject only to continued employment or other service to the Company.

Upon expiration of the 2004 Plan, all outstanding awards will continue to be effective in accordance with their terms.

Because a significant amount of the outstanding awards are performance-based awards that are unrealized as of March 28, 2014, we analyzed the potential dilution / overhang and burn rate with unrealized performance-based awards excluded. Based on this methodology, the proposed 400,000 shares to be available under the Plan, if approved, could result in a potential dilution or overhang of 14.99%. We calculated this percentage based on:

•

the total of 836,683 shares of Common Stock underlying outstanding awards under the 2004 Plan, which excludes performance-based awards under the 2004 Plan that were unrealized as of March 28, 2014, plus the 400,000 shares to be available Awards under the Plan, divided by

•

the total of 836,683 shares of Common Stock underlying outstanding awards under the 2004 Plan, which excludes performance-based awards under the 2004 Plan that were unrealized as of March 28, 2014, plus the 400,000 shares to be available Awards under the Plan, plus the 7,011,146 total shares of Common Stock outstanding as of March 28, 2014.

The average burn rate for awards granted under the 2004 Plan in the last three fiscal years is 3.48%. We calculated this burn rate percentage based on:

•

the number of shares of Common Stock underlying the awards granted under the 2004 Plan in each fiscal year, excluding performance-based awards under the 2004 Plan that were unrealized as of March 28, 2014, divided by

•	the weighted average number of shares of Common Stock outstanding during that fiscal year.

For this calculation, we applied a multiplier of one and one-half to the number of bonus stock awards under the 2004 Plan that were restricted stock based on our stock price volatility.

If the Plan is not approved, then, because of the expiration of the 2004 Plan, we will not have any shareholder-approved plan that enables us to offer competitive equity awards to current and prospective employees, directors or consultants after May 5, 2014. This may hinder our business strategy, and we may be forced to provide cash incentives in lieu of equity awards, which may adversely affect our financial results. This result would limit our ability to compete for talent with other companies in our industries. We believe that our ability to grant equity awards is vital to our future success.

Purposes

The Plan’s purposes are to:

•	attract and retain the best available personnel,
•

provide additional incentive to employees, directors and consultants and to increase their interest in the our welfare and to align their financial interests with the financial interests of our shareholders, and

•	promote the success of our business.

Our Board of Directors believes that the Plan, which authorizes the grant of performance-based and non-performance-based awards, is structured to accomplish these purposes.

Description of the Interphase Corporation 2014 Long-Term Stock Incentive Plan

The following description of the Plan is only a summary of the Plan’s material terms and is qualified by reference to the full text of the Plan, a copy of which is Exhibit A to this Proxy Statement.

Administration and Granting Authority

Unless our Board of Directors otherwise determines, the Compensation Committee of our Board of Directors (the “Compensation Committee”) administers the Plan, with the general power and authority to grant Awards under the Plan and interpret the Plan and Awards. The Plan also authorizes our Board of Directors to:

•	interpret the Plan and Awards;
•	provide, modify and rescind rules and regulations relating to the Plan;
•	determine the terms and provisions of Awards; and
•	make all other determinations and perform such actions as it deems necessary or advisable to administer the Plan.

In addition, the Plan authorizes the Compensation Committee or our Board of Directors to delegate the authority to grant Awards to eligible persons, except to the extent that the application of Section 162(m) of the Code or Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended, requires that the Compensation Committee or our Board of Directors grant the Award. Under this authority, our New Employee and Retention Stock Option Committee will have the power to grant Awards to certain eligible persons, though that Committee’s authority is limited to granting an Award for no more than 10,000 shares of Common Stock to any single employee at one time or granting Awards for no more than a total of 10,000 shares to employees to implement a granting single plan or proposal. When used in this description regarding the grant of Awards, the Compensation Committee, our Board of Directors, and the New Employee and Retention Stock Option Committee are collectively referred to as the “Committee” with respect to Awards for which the applicable committee or Board of Directors has the authority to act.

Our officers and our other employees, non-employee directors and consultants, and employees and consultants of our affiliated entities, are eligible to be selected to participate in the Plan. Incentive stock options may be granted only to our employees and employees of our affiliated entities. The Committee has the sole discretion to select participants from among the eligible persons. Approximately 75 people are eligible to receive awards under the Plan at present.

The total number of shares of Common Stock which may be issued as the result of Awards under the Plan may not exceed 400,000 shares (the “Share Pool Limit”). In determining the Share Pool Limit, our Board of Directors and the Compensation Committee evaluated our historical grants of awards under the 2004 Plan and the estimated need for stock-based compensation over approximately the next three years to implement our anticipated compensation programs and practices. The Plan also includes separate limits, within the Share Pool Limit, on numbers of shares of Common Stock that may be the subject of granted Awards:

•	No more than 75,000 shares may be the subject of Awards other than stock options or stock appreciation rights;
•	no more than 100,000 shares may be the subject of Awards that are not subject to performance goals; and
•	no more than 75,000 shares may be the subject of Awards granted to non-employee directors.

The Plan does not generally specify a limit, other than the Share Pool Limit, on the number of shares of Common Stock that may be the subject of Awards granted to any employee, but the maximum number of shares that may be the subject of Awards granted to any one “covered employee” under Section 162(m) of the Code is 200,000.

The Share Pool Limit is reduced by the shares of Common Stock issued as the result of Awards (or used to determine the amount of cash paid under an Award settled in cash), but is not affected by shares of Common Stock that are the subject of any Award that expires or is cancelled or forfeited (because such shares will again be available for other Awards). The shares of Common Stock issued under the Plan may be issued from shares held in treasury or from authorized but unissued shares.

The Share Pool Limit is subject to adjustment upon any recapitalization of the Common Stock, such as a stock split or reverse stock split, or certain other changes in our capital structure.

The Plan expires by its terms on May 7, 2024.

Types of Awards

The Plan provides for the grant of:

•	stock options, including incentive stock options and nonqualified stock options;
•	bonus stock awards;
•	stock appreciation rights, in tandem with stock options or freestanding;
•	performance share awards and performance unit awards;
•	phantom stock awards; and
•	any other type of award established by the Compensation Committee that is consistent with the Plan’s purposes.

Awards may be granted individually, in combination or in tandem.

General Award Provisions

Each Award must be evidenced by a written award agreement, as determined by the Committee. The Award will be effective on the date of grant or, if not specified, the date on which the Committee makes the determination to grant the Award.

The exercise price or other measurement of stock value relative to any Award will be the price determined by the Committee. The exercise price of any stock option will not be less than 100% of the fair market value of the shares of Common Stock for the date of grant of the option. The fair market value will generally be the closing sales price of a share of Common Stock quoted on The NASDAQ Capital Market on the date of the grant of the Award. However, the exercise price of any incentive stock option granted to an employee who is a 10% shareholder will not be less than 110% of the fair market value of the shares of Common Stock for the date of grant of the option.

Awards will normally terminate on the earliest of (i) ten years from the date of grant (but five years for an incentive stock option granted to an employee who is a 10% shareholder), (ii) three months after termination of employment or service for a reason other than death or disability or cause, (iii) one year after death or (iv) one year after disability. The terms of an individual award agreement may provide for extended periods upon termination of employment or service and may provide for automatic termination of the Award upon termination of employment or service for cause.

Awards will be non-transferable except for disposition on death or to certain family members, family-member trusts and other family-member entities as the Compensation Committee may approve.

The Compensation Committee may authorize the assumption of outstanding awards granted by other entities that are acquired by us or otherwise.

Awards may be paid in cash or shares of Common Stock, or a combination of them, in lump sum or installments and currently or by deferred payment, all as determined by the Committee, but in each case subject to federal tax rules, including Section 409A of the Code.

A participant’s breach of the terms of the Plan or the corresponding award agreement will result in a forfeiture of the Award.

The Committee does not have discretion to modify or waive any performance goals or conditions to the grant or vesting of an Award unless the Award is not intended to qualify as performance-based compensation under Section 162(m) of the Code and the corresponding award agreement provides the Committee with this discretion.

Options

Options granted under the Plan may be:

•	incentive stock options, as defined in the Code; or
•	nonqualified options, which do not qualify for treatment as incentive stock options.

Any stock option granted in the form of an incentive stock option must comply with Section 422 of the Code.

The Committee selects the recipients of options and sets the terms of the options, including:

•	the number of shares of Common Stock for which an option is granted;
•	the term of the option; and
•	the time(s) when, or the condition(s) on which, the option can be exercised.

Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice stating the number of shares of Common Stock to be purchased, the method of payment and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of any tax withholding obligations.

The Compensation Committee will have authority to determine how payments may be made to exercise options, whether in cash or by delivery of securities. Arrangements may be made, if permitted by law, for same-day-sale and margin account transactions through registered broker-dealers who are members of the Financial Industry Regulatory Authority, Inc.

An option agreement or the Compensation Committee’s procedures may set forth conditions respecting the exercise of an option. The Committee may in its discretion waive any condition respecting the exercise of any option and may accelerate the time at which any option is exercisable.

Bonus Stock

The Committee will have discretion to make grants of bonus stock under the Plan. A bonus stock grant will entitle the recipient to acquire, at no cost or for a purchase price determined by the Committee on the date of the grant, shares of Common Stock subject to such restrictions and conditions as the Committee may determine at the time of the grant. If bonus stock is granted subject to restrictions, it is referred to as “restricted stock.” The recipient may have all the rights of a shareholder with respect to the bonus stock. These rights include voting and dividend rights, and they are effective as soon as:

•	bonus stock is granted (or upon the grantee’s payment of the purchase price for bonus stock, if a purchase price is required); and
•	issuance of the bonus stock is recorded by our transfer agent.

A grant of bonus stock may be subject to non-transferability restrictions, repurchase and forfeiture provisions and such other conditions (including conditions on voting and dividends) as the Committee may impose at the time of grant.

Any shares of bonus stock that are subject to forfeiture restrictions at the time of grant (i.e., restricted stock) will cease to be restricted stock and will be deemed “vested” after the lapse of all restrictions. The Plan provides that the forfeiture restrictions applicable to a bonus stock award, whether based on the passage of time or on performance goals or any other event, may not lapse sooner than one year after the date of grant of that Award. The Compensation Committee may in its discretion generally waive any condition or restriction related to a grant of restricted stock or accelerate the date on which a grant of restricted stock vests; except that it may not waive the forfeiture restrictions applicable to any bonus stock award granted to a covered employee under Section 162(m) of the Code where the Award has been designed to be performance-based compensation under Section 162(m) of the Code.

If a participant’s employment or service is terminated for any reason prior to shares of restricted stock becoming vested, we have the right, in the discretion of the Compensation Committee, to:

•	repurchase the unvested shares at their purchase price; or
•	require forfeiture of those shares if acquired at no cost.

Stock Appreciation Rights

The Committee may grant stock appreciation rights separately or in tandem with the grant of an option. A stock appreciation right is a grant entitling the participant to receive an amount in cash or shares of Common Stock, or a combination thereof, as the Committee may determine, in an amount equal to the increase in the fair market value between the grant and exercise dates of the shares of Common Stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted in tandem with an option terminates and is no longer exercisable upon the termination or exercise of the option.

The Committee will have authority to determine the provisions, terms and conditions of each stock appreciation right, including the vesting schedule, the number of shares of Common Stock subject to the stock appreciation right, the period during which and the events upon which (including attainment of performance goals) the stock appreciation right may be exercised, forfeiture provisions and all other terms and conditions of the stock appreciation right. The Compensation Committee will also have the authority to accelerate the exercisability of any stock appreciation right and otherwise waive or amend any conditions to the grant of a stock appreciation right.

Performance Share Awards and Performance Unit Awards

The Committee may grant performance share awards, which are rights to receive shares of Common Stock or their cash equivalent based on the value of Common Stock and the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee may determine. The Committee may also grant performance unit awards, which are rights to receive shares of Common Stock or their cash equivalent in an amount equal to the increase in designated dollar amount of units subject to the award based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee may determine. Performance goals may include future performance by the grantee, us, any of our subsidiaries or any division or department of us or any of our subsidiaries.

In the case of either type of Award, payment will be made after the performance period based on the achievement of the performance measures as determined by the Compensation Committee.

Phantom Stock Awards

The Committee may grant phantom stock awards, which are rights to receive the fair market value of shares of Common Stock, or the increase in that fair market value, during a period of time. The Award may vest over a period of time specified by the Committee. Payment will be made following the prescribed period.

Performance-based Compensation under Section 162(m)

In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year. However, the deduction limit does not apply to certain “performance-based compensation.”

Market-priced options and stock appreciation rights granted under the Plan will automatically qualify as performance-based awards that are fully deductible without regard to the $1 million deduction limit imposed by Section 162(m) of the Code. The Compensation Committee may designate any other Award as qualified performance-based compensation in order permit the Award to be deductible under Section 162(m) of the Code. If an Award is so designated, the Compensation Committee must establish objectively determinable performance goals for the Award based on one or more of the following performance criteria, which may be expressed in terms of objectives that relate to the performance of the Company or an affiliated entity or of a division, department or function within the Company or an affiliated entity:

•	earnings;
•	earnings per share;
•	EBITDA (earnings before interest, taxes, depreciation and amortization);
•	EBIT (earnings before interest and taxes);
•	economic profit;
•	cash flow;
•	revenue;
•	revenue growth;
•	sales growth;
•	net profit before tax;
•	gross profit;
•	operating income or profit;
•	return on equity;
•	return on assets;
•	return on capital;
•	changes in working capital;
•	shareholder return;
•	cost reduction;
•	customer satisfaction or growth;
•	employee satisfaction; and
•	product development schedule achievement.

Performance goals may also relate to and be measured in terms of individual performance or performance of, or measured by, comparable companies, peer or industry groups or other standard indexes.

The Compensation Committee must establish the performance goals before the beginning of the period for which these goals relate (or such later date as may be permitted under applicable tax regulations) and may not increase any Award or waive the achievement of any specified goal. Any payment of an Award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Provisions Relating to a Change in Control

The Plan provides certain benefits in the event of a change in control, as defined in the Plan. A change in control is deemed to have occurred if:

•	any person acquires beneficial ownership of 50% or more of our voting securities;
•	as a result of, or in connection with, a tender or exchange offer, merger or other business combination, there is a change in the composition of a majority of our Board of Directors;
•

we merge or effect a statutory share exchange with another entity, after which less than 50% of the voting securities of us or the surviving entity outstanding immediately thereafter is owned by our former shareholders;

•	a tender or exchange offer results in the acquisition of 50% or more of our outstanding voting securities; or
•	we transfer substantially all of our assets to another entity not controlled by us.

If, however, an Award constitutes nonqualified deferred compensation under Section 409A of the Code and the Award provides for a payment as a result of a change in control, then the definition of “change in control” under the Plan will instead be based on certain change-in-control-related provisions described in the Plan and contained in regulations adopted under Section 409A of the Code.

Upon the occurrence of a change in control, our Board of Directors will negotiate for the surviving entity or other purchaser involved to assume all of our obligations under all outstanding Awards or convert all outstanding Awards into awards of at least equal value as to capital stock of that surviving entity or purchaser. If that surviving entity or purchaser does not agree to assume or convert all outstanding Awards, then all outstanding Awards will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse, unless the corresponding award agreements provide otherwise.

Other Modifications

Upon certain specified changes in our capital structure, the Compensation Committee will have the power to adjust, or appropriately reflect the adjustment to, the number and kind of shares authorized by the Plan (including any limitations on individual Awards) and the number, exercise price or kinds of shares covered by outstanding Awards.

Federal Income Tax Aspects of the Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes and regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

The Code provides that a participant who is granted a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize income upon the exercise of a nonqualified option to the extent that the fair market value of the shares of Common Stock on the date of exercise exceeds the option exercise price. We are entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant. This deduction is conditioned on reporting federal income tax with respect to the amount of that compensation. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be capital gain or loss. This assumes that the shares represent a capital asset when held by the participant, although there will be no tax consequences for us.

The grant of an incentive stock option does not result in taxable income to an employee. The exercise of an incentive stock option also does not result in taxable income, provided that the circumstances satisfy the employment requirements in the Code. However, the exercise of an incentive stock option may give rise to alternative minimum tax liability for the employee. In addition, if the employee does not dispose of the shares of Common Stock acquired upon exercise of an incentive stock option during the statutory holding period, then any gain or loss upon subsequent sale of the shares of Common Stock will be a long-term capital gain or loss. This assumes that the shares represent a capital asset when held by the employee.

The statutory holding period relating to shares of Common Stock received on exercise of an incentive stock option lasts until the later of:

•	two years from the date the option is granted; and
•	one year from the date the shares of Common Stock are transferred to the employee pursuant to the exercise of the option.

If the employment and statutory holding period requirements are satisfied, we may not claim any federal income tax deduction upon either the exercise of the incentive stock option or the subsequent sale of the shares of Common Stock received upon exercise. If these requirements are not satisfied, the amount of ordinary income taxable to the employee is the lesser of:

•	the fair market value of the shares of Common Stock on the date of exercise minus the option exercise price; or
•	the amount realized on disposition minus the option exercise price.

Any excess of the amount realized on disposition over the fair market value of the shares of Common Stock on the date of exercise is long-term or short-term capital gain or loss, assuming the shares represent a capital asset when held by the employee. We are entitled to a federal income tax deduction in an amount equal to any ordinary income realized by the employee.

A bonus stock award that is not subject to restrictions results in taxable income to the participant in an amount equal to the excess of the fair market value of the bonus shares on the date of grant over the amount paid, if any, for those shares. A bonus stock award that is subject to restrictions (i.e., restricted stock) does not result in taxable income to the participant on the date of grant. Under Section 83(b) of the Code, a participant may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of the shares at the time of issuance over the amount paid, if any, by the participant for the shares. Unless a Section 83(b) election is made, no taxable income will generally be recognized by the recipient of a restricted stock award until the shares are no longer subject to transfer restrictions or a substantial risk of forfeiture. When either the transfer restrictions or a substantial risk of forfeiture lapses, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of lapse over the amount paid, if any, by the participant for the shares. Any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the transfer restrictions or substantial risk of forfeiture will be included in the participant’s ordinary income as compensation at the time of receipt.

Generally, a participant will not recognize any taxable income upon the award of stock appreciation rights, performance shares, performance units or phantom stock. At the time the participant receives the payment for the stock appreciation right, performance shares, performance units or phantom stock, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable to the participant as ordinary income.

As a general rule, we or one of our subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from awards under the Plan. The amount of the deduction is the amount of the award that is considered reasonable compensation under the Code.

Section 162(m) of the Code as interpreted by the Internal Revenue Service precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its three other highest-paid executives (excluding the chief executive officer and chief financial officer). However, as described above, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation expense generated in connection with the exercise of incentive stock options, nonqualified stock options and stock appreciation rights granted by the Committee under the Plan with an exercise price that is not less than the fair market value of our Common Stock on the grant date should not be limited by Section 162(m) of the Code. Furthermore, we believe that compensation expense generated in connection with performance-based Awards granted by the Committee under the Plan should not be limited by Section 162(m) of the Code. The Plan has been designed to provide flexibility with respect to whether Awards other than incentive stock options, nonqualified stock options and stock appreciation rights granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. However, compensation expense deductions relating to Awards other than incentive stock options, nonqualified stock options and stock appreciation rights granted by the Committee will be subject to the Section 162(m) deduction limitation if the Award becomes vested based upon any other criteria set forth in such Award (such as the occurrence of a change in control of the Company). Furthermore, the income generated in connection with all Awards granted under the Plan by the New Employee and Retention Stock Option Committee will not qualify as performance-based compensation, but that committee is not authorized to grant Awards to persons whose compensation is subject to Section 162(m) of the Code. We have structured, and intend to implement, the Plan so that resulting compensation would be performance-based compensation where applicable. To allow us to qualify the compensation, we are seeking shareholder approval of the Plan and the material terms of the related performance goals.

The exercisability of an option or a stock appreciation right, the payment of performance share, performance unit or phantom stock awards or the elimination of restrictions on restricted stock may be accelerated, and special cash settlement rights may be triggered and exercised, as a result of a change in control of the Company. If any of the foregoing occurs, all or a portion of the value of the relevant award at that time may be a parachute payment under Section 280G of the Code. This is relevant for determining whether a 20% excise tax (in addition to income tax otherwise owed) is payable by the participant as a result of the receipt of an excess parachute payment pursuant to Section 280G of the Code. We will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

The Plan is not qualified under Section 401(a) of the Code.

Some Awards issued under the Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee intends to generally design and administer such Award and the Plan to comply with the rules of Section 409A of the Code; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the Plan.

Based upon current law and published interpretations, we do not believe that the plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Recommendation

This proposal will be approved if there is a favorable vote of holders of a majority of the shares of Common Stock present at the annual meeting, in person or by proxy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE OUR 2014 LONG-TERM STOCK INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2014 and recommends that shareholders vote for ratification of such selection. Although ratification by shareholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the shareholders. If the shareholders do not ratify the selection of Grant Thornton, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Interphase and its shareholders.

Grant Thornton has audited our consolidated financial statements annually since it was first appointed in 2004. We expect that representatives of Grant Thornton will be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee’s charter and policy and applicable law, the Audit Committee must pre-approve all services to be provided by Grant Thornton, including audit services, audit-related services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of Grant Thornton. Generally, the full Audit Committee provides pre-approval for a particular defined task or scope of work subject to a specific budget. In other cases, the chairman of the Audit Committee may pre-approve such services between committee meetings subject to his discretion; but the chairman must then communicate such pre-approvals to the full Audit Committee at the next regularly scheduled meeting. All services provided by Grant Thornton to the Company in 2013 and 2012 were rendered in accordance with engagements that the Audit Committee approved in advance.

Fees Billed by Grant Thornton LLP during 2013 and 2012

The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2013 and 2012. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2013	2012
Audit Fees	$161,833	$151,280
Tax Fees	-	-
Audit-Related Fees	-	-
All Other Fees	4,900	4,900
Total	$166,733	$156,180

The Grant Thornton “Audit Fees” for the year ended December 31, 2013 and 2012 consisted of fees (and expenses) billed for professional services rendered for the annual audit of the consolidated financial statements of the Company, including quarterly reviews and the statutory audit of a foreign subsidiary.

The Grant Thornton “All Other Fees” for the year ended December 31, 2013 and 2012 consisted of fees billed for a web-based accounting research tool.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Grant Thornton as our independent registered public accountants for the year ending December 31, 2014. Abstentions and broker non-votes will have the effect of a vote “against” the ratification of Grant Thornton as our independent registered public accountants.

OUR BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

SHAREHOLDER PROPOSALS

A shareholder who wishes to have a proposal considered for inclusion in the Company’s proxy statement for the Company’s 2015 annual meeting of shareholders must submit the proposal in writing to the Company’s Secretary, at the Company’s principal executive offices no later than December 4, 2014.

If the 2015 annual meeting of shareholders is moved to a date more than 30 days before or after the anniversary of the 2014 annual meeting of shareholders, then the deadline for inclusion of a proposal in the Company’s proxy statement will instead be a reasonable time before the Company begins to print and mail its proxy materials.

A shareholder who wishes to make a proposal at the 2015 annual meeting of shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company’s Secretary, Mr. Tipton, at the Company’s principal executive offices, by February 5, 2015. If a shareholder fails to timely give the notice, then the persons named as proxies in the proxy cards solicited by the Board for that meeting will be entitled to vote the proxies held by them regarding that proposal, if properly raised at the meeting, in their discretion.

SHAREHOLDER COMMUNICATIONS

Shareholders wishing to communicate with the Board, the non-management directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, 4240 International Parkway, Suite 105, Carrollton, Texas 75007. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of Common Stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder's instructions. However, the Secretary reserves the right to not forward any abusive, threatening or otherwise inappropriate materials.

MISCELLANEOUS

The Annual Report to Shareholders of the Company for 2013, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

A copy of the Company’s 2013 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, 4240 International Parkway, Suite 105, Carrollton, Texas 75007.

By Order of the Board of Directors, THOMAS N. TIPTON, JR. Chief Financial Officer, Secretary, Vice President of Finance and Treasurer

Carrollton, Texas

April 4, 2014

EXHIBIT A

INTERPHASE CORPORATION

2014 LONG-TERM STOCK INCENTIVE PLAN

1. ESTABLISHMENT OF PLAN. Interphase Corporation establishes the “Interphase Corporation 2014 Long-Term Stock Incentive Plan” (the “Plan”) effective as of the Effective Date. Awards granted under the Plan shall be subject to the terms and conditions of the Plan as set forth herein, as it may be amended from time to time.

2. PURPOSE. The purposes of the Plan are (i) to attract and retain for the Company and its Affiliates the best available personnel, (ii) to provide additional incentive to Employees, Directors and Consultants and to increase their interest in the Company’s welfare and to align their financial interests with the financial interests of the shareholders of the Company, and (iii) to promote the success of the business of the Company and its Affiliates. Toward these objectives, this Plan provides for the grant of performance-based and non-performance-based Awards.

3. DEFINITIONS. As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

(a)     “Affiliate” means (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company, and (iii) with respect to an Option that is intended to be an Incentive Stock Option, (A) any “parent corporation” of the Company, as defined in Section 424(e) of the Code or (B) any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “affiliated group” as defined in Section 1504(a) of the Code of which the Company is the common parent, and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted; provided, however, that in each case the Affiliate must be consolidated in the Company’s financial statements; and provided further, however, with respect to Awards of Options and Stock Appreciation Rights that are intended to be excluded from the application of Section 409A of the Code, the term “Affiliate” will be applied in a manner to ensure that the Common Stock covered by such Awards would be “service recipient stock” with respect to the Grantees to whom the Awards are granted.

(b)     “Award” means any right granted under the Plan, whether granted singly or in combination, to a Grantee pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

(c)      “Award Agreement” means a written agreement with a Grantee with respect to any Award, including any amendments thereto.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Bonus Stock Agreement” means a written agreement with a Grantee with respect to a Bonus Stock Award, including any amendments thereto.

(f)     “Bonus Stock Award” means an Award granted under Section 9 of the Plan.

(g)     “Change in Control” of the Company means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (iii) the Company is merged or effects a statutory share exchange with another entity and as a result of the merger or share exchange less than 75 percent of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former shareholders of the Company; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another entity which is not controlled by the Company; provided, however, if an Award is treated as “nonqualified deferred compensation” under Section 409A of the Code and the Award provides for a payment as a result of a Change in Control, (i) the definition of “Change in Control” for purposes of applying Change in Control provisions applicable to such Award and for purposes of determining whether a payment event has occurred shall, in lieu of the definition described above in this Section 3(g), be the definition assigned to a “change in the ownership or effective control of a corporation” or “change in the ownership of a substantial portion of the assets of a corporation” contained in Treasury Regulation Section 1.409A-3(i)(5), using the default percentages contained in such Treasury Regulation, and (ii) the Company must be the relevant corporation described in Treasury Regulation Section 1.409A-3(i)(5)(ii).

(h)     “Code “means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

(i)      “Committee” means the committee (or committees), as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of the Plan shall mean the Board; provided, however, that while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, as necessary and deemed desirable by the Board from time to time in each case to satisfy such requirements with respect to Awards granted under the Plan. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Awards or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may assume any or all of the powers and responsibilities prescribed for the Committee, and to the extent it does so, the term “Committee” as used herein shall also be applicable to the Board.

(j)      “Common Stock” means the Common Stock, $.10 par value per share, of the Company or the common stock that the Company may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value) in replacement or substitution thereof.

(k)     “Company” means Interphase Corporation, a Texas corporation.

(l)      “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a "consultant or advisor" within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

(m)     “Continuous Service” means that the provision of services to the Company or an Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated. Except as otherwise provided in the Award Agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.

(n)     “Covered Employee” means, at any relevant time, the principal executive officer of the Company as determined pursuant to the executive compensation disclosure rules contained in Item 402 of Regulation S-K, as it may be amended from time to time, and each other officer of the Company who is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards, including, if applicable, by reason of formal interpretations issued by the Internal Revenue Service.

(o)     “Director” means a member of the Board.

(p)     “Disability” means the “disability” of a person (i) as defined in a then effective written employment agreement between a person and the Company or (ii) if such person is not covered by a written employment agreement with the Company, as defined in a then effective long-term disability plan maintained by the Company that covers such person, or (iii) if neither a written employment agreement or a plan exists at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. For purposes of applying the term “Disability” to an Award that is treated as “nonqualified deferred compensation” under Section 409A of the Code that provides for a payment as a result of a Grantee’s disability, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C).

(q)     “Effective Date”.means May 7, 2014, the date the Plan was approved by the Company’s shareholders at the Company’s 2014 annual meeting of shareholders.

(r)      “Employee” means any person, including an Officer or Director, who is employed, within the meaning of Section 3401 of the Code, by the Company or an Affiliate. The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(s)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(t)      “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock has an established market by virtue of being listed or quoted on any registered stock exchange or traded on the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock as quoted on such exchange or market (or if the Common Stock is listed or traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price is reported on that day, on the last market trading day prior to the day of determination), as reported by the applicable exchange or market or such other source as the Committee deems reliable.

(ii) In the absence of any such established market for the Common Stock by reason of such listing or quotation, the Fair Market Value shall be determined in good faith by the Committee.

(u)     “Grantee” means an Employee, Director or Consultant to whom an Award has been granted under the Plan.

(v)     “Incentive Stock Option” means an Option granted to an Employee under the Plan that meets the requirements of Section 422 of the Code.

(w)    “Non-Employee Director” means a Director of the Company who either (i) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x)      “Non-Qualified Stock Option” means an Option granted under the Plan that is not intended to be an Incentive Stock Option.

(y)     “Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(z)     “Option” means an Award in the form of a stock option granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during a specified period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.

(aa)   “Option Agreement” means the written agreement evidencing the grant of an Option executed by the Company and the Optionee, including any amendments thereto.

(bb)  “Optionee” means a Grantee to whom an Option has been granted under the Plan.

(cc)   “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(dd)   “Performance Criteria” means (1) earnings; (2) earnings per share; (3) EBITDA (earnings before interest, taxes, depreciation and amortization); (4) EBIT (earnings before interest and taxes); (5) economic profit; (6) cash flow; (7) revenue; (8) revenue growth; (9) sales growth; (10) net profit before tax; (11) gross profit; (12) operating income or profit; (13) return on equity; (14) return on assets; (15) return on capital; (16) changes in working capital; (17) shareholder return; (18) cost reduction; (19) customer satisfaction or growth; (20) employee satisfaction; or (21) product development schedule achievement; and any other performance objective approved by the shareholders of the Company in accordance with Section 162(m) of the Code.

(ee)   “Performance Share Award” means an Award granted under Section 11 of the Plan that is subject to the attainment of one or more Performance Goals.

(ff)    “Performance-Based Compensation”.means “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(gg)  “Performance Goal”.means a standard established by the Committee based on one or more Performance Criteria (or, with respect to Awards that are not intended to be Performance-Based Compensation, based on one or more Performance Criteria or such other performance-based measures, objectives or targets established by the Committee) to determine in whole or in part whether a performance-based Award shall be earned.

(hh)  “Performance Period”.means that period established by the Committee at the time any performance-based Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(ii)     “Performance Unit Award” means an Award granted under Section 11 of the Plan that is subject to the attainment of one or more Performance Goals.

(jj)     “Phantom Stock Agreement”.means the written agreement evidencing a Phantom Stock Award. Each Phantom Stock Agreement shall be subject to the terms and conditions of the Plan.

(kk)   “Phantom Stock Award” means an Award granted under Section 12 of the Plan.

(ll)     “Plan” means this Interphase Corporation 2014 Long-Term Stock Incentive Plan, as set forth herein and as it may be amended from time to time.

(mm) “Qualifying Shares” means shares of Common Stock which either (i) have been owned by the Grantee for more than six (6) months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Grantee in the public market.

(nn)   “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(oo)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(pp)   “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(qq)   “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(rr)     “Stock Appreciation Right” means an Award granted under Section 10 of the Plan.

(ss)   “Stock Appreciation Rights Agreement” means a written agreement with a Grantee with respect to an Award of Stock Appreciation Rights, including any amendments thereto.

(tt)     “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4. INCENTIVE AWARDS AVAILABLE UNDER THE PLAN. Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Bonus Stock Awards, (d) Stock Appreciation Rights, (e) Performance Share Awards and Performance Unit Awards, (f) Phantom Stock Awards, and (g) any other type of Award established by the Committee which is consistent with the Plan’s purposes, as designated at the time of grant.

5. SHARES SUBJECT TO PLAN. Subject to adjustment pursuant to Section 14(a) hereof, the total amount of Common Stock with respect to which Awards may be granted under the Plan shall not exceed 400,000 shares (the “Share Pool Limit”). The portion of the Share Pool Limit that may be used to grant Awards (a) other than Options and Stock Appreciation Rights shall not exceed 75,000 shares of Common Stock, (b) that are not subject to Performance Goals shall not exceed 100,000 shares of Common Stock and (c) to Non-Employee Directors shall not exceed 75,000 shares of Common Stock. At all times during the term of the Plan, the Company shall reserve and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with an Award that is settled in cash. The following shares shall not become available for issuance or re-issuance, as applicable, under the Plan: (i) shares tendered or surrendered by the Optionee as full or partial payment to the Company upon exercise of Options granted under this Plan; (ii) shares reserved for issuance upon grant of Stock Appreciation Rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights; and (iii) shares withheld by, or otherwise remitted to, the Company to satisfy an Optionee’s tax withholding obligations upon the lapse of restrictions on a Bonus Stock Award or the exercise of Options or Stock Appreciation Rights granted under the Plan or upon any other payment or issuance of shares under the Plan. Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Share Pool Limit and shall again be available for Awards under the Plan. Nothing in this Section 5 shall impair the right of the Company to reduce the number of outstanding shares of Common Stock pursuant to repurchases, redemptions, or otherwise; provided, however, that no reduction in the number of outstanding shares of Common Stock shall (a) impair the validity of any outstanding Award, whether or not that Award is fully vested or exercisable, or (b) impair the status of any shares of Common Stock previously issued pursuant to an Award as duly authorized, validly issued, fully paid, and nonassessable. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each situation as the Committee may determine from time to time in its sole discretion.

6. ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Officers, Directors, and Consultants. Incentive Stock Options may be granted only to Employees (including Officers and Directors who are also Employees), as limited by clause (iii) of Section 3(a). The Committee in its sole discretion shall select the recipients of Awards. A Grantee may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Officer, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

7. Limitation on Individual AWARDS. Subject to the provisions of Section 14(a), the maximum number of shares of Common Stock that may be subject to Awards granted to any one Covered Employee under the Plan during any fiscal year of the Company shall not exceed 200,000 shares of Common Stock. The provisions contained in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute Performance-Based Compensation.

8. OPTIONS.

(a)     Grant of Options. An Option is a right to purchase shares of Common Stock during the option period for a specified exercise price. The Committee shall determine (i) whether each Option shall be granted as an Incentive Stock Option or as a Non-Qualified Stock Option and (ii) the provisions, terms, and conditions of each Option, including the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which and the events upon which (including attainment of Performance Goals) the Option may be exercised, forfeiture provisions, methods of payment, and all other terms and conditions of the Option.

(b)     Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code or the Treasury regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit than the one described in this Section 8(b), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(c)     Acquisitions and Other Transactions. Notwithstanding the provisions of Section 13(g), in the case of an Option issued or assumed pursuant to Section 13(g), the exercise price and number of shares for the Option shall be determined in accordance with the principles of Section 424(a) of the Code and the Treasury regulations promulgated thereunder. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under the Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under the Plan if the terms of such assumed option could be applied to an Option granted under the Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of the Plan to such grant. The Committee also may grant Options under the Plan in settlement of or substitution for, outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate whether by merger, stock purchase, asset purchase or other form of transaction.

(d)     Manner of Exercise. Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice stating the number of shares of Common Stock to be purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of the tax withholding provisions described in Section 13(j).

(e)     Payment of Exercise Price. Payment for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee and in one or more of the following methods stated in the Option Agreement (at the date of grant with respect to any Option granted as an Incentive Stock Option) and where permitted by law: (i) if the Common Stock is then publicly traded, (A) through a “same day sale” arrangement between the Optionee and a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. (a “FINRA Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company or (B) through a “margin” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares of Common Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (ii) by surrender for cancellation of Qualifying Shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided, that such surrendered Qualifying Shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committee may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; or (iii) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until either full payment of the purchase price therefor has been made or there is an irrevocable commitment from a FINRA Dealer to forward the purchase price upon receipt of such shares.

9. BONUS STOCK AWARDS.

(a)     Bonus Stock Awards. A Bonus Stock Award is a grant of shares of Common Stock for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

(b)     Forfeiture Restrictions. Shares of Common Stock that are the subject of a Bonus Stock Award may be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more Performance Goals established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee; provided, however, that Forfeiture Restrictions applicable to a Bonus Stock Award, whether based on the passage of time or based on Performance Goals or any other event, shall not lapse prior to one year after grant of the Bonus Stock Award. The Forfeiture Restrictions, if any, applicable to a particular Bonus Stock Award (which may differ from any other such Bonus Stock Award) shall be stated in the Bonus Stock Agreement.

(c)     Rights as Shareholder. Shares of Common Stock awarded pursuant to a Bonus Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Bonus Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Bonus Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other shareholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in this Plan, or in the Bonus Stock Agreement, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock except as the Forfeiture Restrictions expire, (ii) the Company or an escrow agent shall retain custody of the shares of Common Stock until the Forfeiture Restrictions expire, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire.

(d)     Stock Certificate Delivery. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions have expired. The Grantee, by his acceptance of the Bonus Stock Award, irrevocably grants to the Company a power of attorney to transfer any shares so forfeited to the Company, agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and agrees that such provisions regarding transfers of forfeited shares shall be specifically performable by the Company in a court of equity or law.

(e)     Payment for Bonus Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Bonus Stock Award. In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law.

(f)     Forfeiture of Bonus Stock. Unless otherwise provided in a Bonus Stock Agreement, on termination of the Grantee’s Continuous Service prior to lapse of the Forfeiture Restrictions, the shares of Common Stock which are still subject to the Forfeiture Restrictions under Bonus Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of the Common Stock subject to the Bonus Stock Award shall cease and terminate, without any further obligation on the part of the Company except to repay any purchase price per share paid by the Grantee for the shares forfeited.

(g)     Waiver of Forfeiture Restrictions; Committee’s Discretion. With respect to a Bonus Stock Award that has been granted to a Covered Employee where such Award has been designed to meet the exception for Performance-Based Compensation, the Committee may not waive the Forfeiture Restrictions applicable to such Bonus Stock Award.

10. STOCK APPRECIATION RIGHTS.

(a)     Grant of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase in Fair Market Value of the Common Stock between the grant and exercise dates. The Committee shall determine the provisions, terms, and conditions of each Stock Appreciation Right, including the vesting schedule, the number of shares of Common Stock subject to the Stock Appreciation Right, the period during which and the events upon which (including attainment of Performance Goals) the Stock Appreciation Right may be exercised, forfeiture provisions, and all other terms and conditions of the Stock Appreciation Right.

(b)     Tandem Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case exercise of Stock Appreciation Rights will result in the surrender and cancellation of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement. With respect to Stock Appreciation Rights that are subject to Section 16 of the Exchange Act, the Committee shall retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof), or (ii) to approve an election by a Grantee to receive cash in full or partial settlement of Stock Appreciation Rights.

(c)     Exercise of Stock Appreciation Rights. A Stock Appreciation Right may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice stating the portion of the Stock Appreciation Right to be exercised and such other matters as may be deemed appropriate by the Company in connection with such exercise.

11. PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS.

(a)     Performance Share Awards. A Performance Share Award is a right to receive shares of Common Stock or their cash equivalent based on the value of the Common Stock and the attainment of pre-established Performance Goals and such other conditions, restrictions and contingencies as the Committee shall determine. Each Performance Share Award may have a maximum value established by the Committee at the time of such Award.

(b)     Performance Unit Awards. A Performance Unit Award is a right to receive shares of Common Stock or their cash equivalent in an amount equal to the increase in the designated dollar amount of the units subject to the Award based on the attainment of pre-established Performance Goals and such other conditions, restrictions and contingencies as the Committee shall determine. Each Performance Unit Award may have a maximum value established by the Committee at the time of such Award.

(c)     Performance Period. The Committee shall establish, with respect to and at the time of each Performance Share Award and Performance Unit Award, a Performance Period or periods over which the performance applicable to the Performance Share Award or Performance Unit Award of the Grantee shall be measured; provided, however, that the minimum Performance Period shall be for one year after grant of the Performance Share Award or Performance Unit Award.

(d)     Performance Measures. A Performance Share Award or a Performance Unit Award may be awarded to an Employee, Director or Consultant contingent upon future performance of the Grantee, the Company or any Subsidiary, division or department thereof by or in which he is employed or performing services during the Performance Period or periods, combinations thereof, or such other provisions as the Committee may determine to be appropriate. The Committee shall establish the Performance Goals, applicable to such Award prior to the beginning of any Performance Period, or during the period permitted under Section 162(m) of the Code for Awards intended to be Performance-Based Compensation (or, if applicable to Awards not intended to be Performance-Based Compensation that are subject to Section 409A of the Code, during the period permitted under Section 409A of the Code).

(e)     Payment. Following the end of any Performance Period, the Grantee of a Performance Share Award or Performance Unit Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Share Award or Performance Unit Award, if any, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee in its sole discretion.

12. PHANTOM STOCK AWARDS.

(a)     Phantom Stock Awards. Phantom Stock Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of the Common Stock over a specified period of time, which may vest over a period of time as established by the Committee, without payment of any amounts by the Grantee thereof (except to the extent otherwise required by law) occurrence of an event, or satisfaction of any Performance Goals. Each Phantom Stock Award may have a maximum value established by the Committee at the time of such Award. Each Phantom Stock Award Agreement shall be in such form and contain such terms and conditions (which need not be the same for each Grantee who receives a Phantom Stock Award) as the Committee shall deem appropriate, but such terms shall take into account the provisions of Section 409A of the Code applicable to the Award.

(b)     Award Period. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which the Award shall vest with respect to the Grantee. The Committee shall also determine the effect of termination of the Grantee’s Continuous Service during the performance period on a Grantee’s Phantom Stock Award, which shall be set forth in the Award Agreement.

(c)     Payment. Following the end of the determined period for a Phantom Stock Award, the Grantee of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, if any, based on the then vested value of the Award. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a Phantom Stock Award, as determined by the Committee.

13. GENERAL PROVISIONS REGARDING AWARDS.

(a)     Form of Award Agreement. Each Award granted under the Plan shall be evidenced by a written Award Agreement in such form (which need not be the same for each Grantee) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(b)     Awards Criteria. In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Grantee as it deems appropriate. The terms of an Award Agreement may provide that the amount payable as an Award may be adjusted for dividends or dividend equivalent.

(c)     Date of Grant. The date of grant of an Award will be the date specified by the Committee as the effective date of the grant of an Award or, if the Committee does not so specify, will be the date on which the Committee makes the determination to grant such Award. The Award Agreement evidencing the Award will be delivered to the Grantee with a copy of the Plan and other relevant Award documents within a reasonable time after the date of grant.

(d)     Stock Price. The exercise price or other measurement of stock value relative to any Award shall be the price determined by the Committee (but, if required by applicable law, shall be not less than the par value of the shares of Common Stock on the date of grant of the Award). The exercise price of any Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock for the date of grant of the Option; provided, however, the exercise price of any Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock for the date of grant of the Option.

(e)     Period of Award. Awards shall be exercisable or payable within the time or times or upon the event or events determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in an Award Agreement, Awards other than Bonus Stock Awards shall terminate on (and no longer be exercisable or payable after) the earlier of: (i) ten (10) years from the date of grant of the Award; (ii) for an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the date of grant of the Option; (iii) three (3) months after the Grantee is no longer serving in any capacity as an Employee, Consultant or Director of the Company for a reason other than the death or Disability of the Grantee; (iv) one (1) year after death of the Grantee; or (v) one (1) year after Disability of the Grantee.

(f)     Transferability of Awards. Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Grantee only by the Grantee; provided, that the Grantee may designate persons who or which may exercise or receive his Awards following his death. Notwithstanding the preceding sentence, Awards other than Incentive Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may approve prior to any such transfer. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Award would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(g)     Acquisitions and Other Transactions. The Committee may, from time to time, approve the assumption of outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Award under the Plan in replacement of or in substitution for the awards assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such assumption shall be permissible if the holder of the assumed award would have been eligible to be granted an Award hereunder if the other entity had applied the rules of this Plan to such grant.

(h)     Payment. Payment of an Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock for the payment or exercise date. The Committee may permit or require the deferral of payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, dividend equivalents or other forms of investment return.

(i)     Notice. If an Award involves an exercise, it may be exercised only by delivery to the Company of a written exercise agreement approved by the Committee (which need not be the same for each Grantee), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares upon exercise of the Award, together with payment in full of any exercise price for any shares of Common Stock being purchased. Such exercise agreement may be part of a Grantee’s Award Agreement.

(j)     Withholding Taxes. The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of federal or state income taxes or other taxes with respect to the grant, exercise or payment of any Award under the Plan, including procedures for a Grantee to have shares of Common Stock withheld from the total number of shares of Common Stock to be issued or purchased upon grant or exercise of an Award. Prior to issuance of any shares of Common Stock, the Grantee shall pay or make adequate provision acceptable to the Committee for the satisfaction of the statutory minimum prescribed amount of any federal or state income or other tax withholding obligations of the Company, if applicable. Upon grant, exercise or payment of an Award, the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax withholding obligations.

(k)     Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the expiration date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Option designated as an Incentive Stock Option, to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of an Optionee’s Continuous Service, shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Option Agreement.

(iv) The Committee shall have discretion to determine whether the Continuous Service of a Grantee has terminated and the effective date on which such Continuous Service terminates and whether the Grantee’s Continuous Service terminated as a result of the Disability of the Grantee.

(l)     Limitations on Exercise.

(i) The Committee may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Award that may be purchased on any exercise of an Award; provided, that such minimum number will not prevent a Grantee from exercising the full number of shares of Common Stock as to which the Award is then exercisable.

(ii) The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Award or otherwise make payments hereunder shall be subject to the condition that such exercise and the issuance and delivery of such shares and other actions pursuant thereto comply with the Securities Act, all applicable state securities and other laws and the requirements of any stock exchange or national market system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or national market system, and the Company shall have no liability for any inability or failure to do so.

(iii) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.

(m)     Privileges of Stock Ownership. Except as provided in the Plan with respect to Bonus Stock Awards, no Grantee will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised and the purchased or awarded shares are issued and delivered to the Grantee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided in the Plan.

(n)     Breach; Additional Terms. A breach of the terms and conditions of this Plan or established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including provisions pertaining to the termination of the Grantee’s employment (by retirement, Disability, death or otherwise) prior to expiration of the Forfeiture Restrictions or other vesting provisions. Such additional terms, conditions or restrictions shall also be set forth in an Award Agreement made in connection with the Award.

(o)     Performance-Based Awards under the Plan. The Committee may grant any Award under the Plan as a performance-based Award that is subject to the attainment of one or more Performance Goals. The Committee may designate any performance-based Award as Performance-Based Compensation. It is the intent of the Company that performance-based Awards granted pursuant to the Plan to Grantees who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute Performance-Based Compensation. Accordingly, regarding such designated Awards, the terms of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or, to the extent permitted under the Code, deemed amended to the extent necessary to conform to such requirements. Any Awards designated as Performance-Based Compensation shall be established and administered in a manner intended to comply with Section 162(m) of the Code and shall be conditioned on the achievement of any one or more Performance Criteria, and the measurement may be stated in absolute terms or relative to individual performances, comparable companies, peer or industry groups or other standard indexes, and in terms of Company-wide objectives or in terms of absolute or comparative objectives that relate to the performance of divisions, affiliates, departments or functions within the Company or an Affiliate. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on Performance Goals or is contingent on Performance Goals that are not based on Performance Criteria, so long as the Committee has determined that such Award is not intended to satisfy the requirements for Performance-Based Compensation.

(p)     Waiver of Performance Goals. The Committee shall have no discretion to modify or waive the Performance Goals or conditions to the grant or vesting of an Award unless such Award is not intended to qualify as qualified Performance-Based Compensation and the relevant Award Agreement provides for such discretion.

(q)     Section 409A.

(i) Separation from Service. Notwithstanding any provision contained in the Plan to the contrary, no amount shall be paid pursuant to the Plan that is treated being paid from a “nonqualified deferred compensation plan” as described in Section 409A(a)(1) of the Code relating to a Grantee’s termination of Continuous Service with the Company or an Affiliate unless such termination of Continuous Service constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(ii) Deferred Payments for Certain Key Employees. Notwithstanding any other provision contained in the Plan or a related Award document to the contrary, if the Company determines that (i) at the time of the Grantee’s Separation from Service the Grantee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the Grantee under the Plan are or may become subject to (A) the gross income inclusion set forth in Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth in Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (collectively, “Section 409A Penalties”) if paid at the time such payments are otherwise required under the Plan or a related Award document, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Grantee’s Separation from Service or (B) the Grantee’s death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Grantee’s separation from service (or earlier death). The provisions of this Section 13(q)(ii) shall only apply to the minimum extent required to avoid the Grantee’s incurrence of any Section 409A Penalties.

(iii) Section 409A Compliance; Separate Payments. The Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan or a related Award document become subject to Section 409A Penalties, including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Unless the Committee expressly determines otherwise in an Award Agreement, the Award of any Option, Stock Appreciation Right, or Bonus Stock Award with Forfeiture Restrictions that is subject to Section 83 of the Code is intended to qualify as a stock right exempt from the application of Section 409A of the Code, and the terms of the applicable Award Agreement and any related rules and procedures adopted by the Committee with respect to such Award shall reflect that intention. Unless the Committee expressly determines otherwise in an Award Agreement with respect to any other Award that would constitute deferred compensation under Section 409A of the Code, the applicable Award Agreement shall set forth the time and form of payment and the election rights, if any, of the Grantee in a manner that is intended to avoid the imposition of the Section 409A Penalties. Notwithstanding any other provision contained in the Plan to the contrary, the Company makes no representation or covenant that any Award granted under the Plan will comply with Section 409A of the Code. For purposes of Section 409A of the Code (including, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that a Grantee may be eligible to receive under the Plan or a related Award Agreement or other document shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

14. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a)     Capital Adjustments. The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise, target or purchase price of each such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Sections 5 and 7 shall be adjusted to reflect, as deemed appropriate by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise, target or purchase price may not be decreased to below the par value, if any, for the shares of Common Stock as adjusted pursuant to this Section 14(a). Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Any adjustment with respect to a “stock right” (as described in Section 409A of the Code) outstanding under the Plan shall be made in a manner that is intended to avoid the imposition of any additional tax or penalty under Section 409A of the Code.

(b)     Dissolution or Liquidation. The Committee shall notify the Grantee at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless specifically provided otherwise in an individual Award or Award Agreement or in a then-effective written employment agreement between the Grantee and the Company or an Affiliate, to the extent that an Award has not been previously exercised, if applicable, such Award shall terminate immediately prior to consummation of such dissolution or liquidation.

(c)     Change in Control. Unless specifically provided otherwise with respect to Change in Control events in an individual Award or Award Agreement or in a then-effective written employment agreement between the Grantee and the Company or an Affiliate, if, during the effectiveness of the Plan, a Change in Control occurs, the surviving entity or purchaser described in Section 3(g) (the “Purchaser”) shall either assume the obligations of the Company under the outstanding Awards or convert the outstanding Awards into awards of at least equal value as to capital stock of the Purchaser. In the event such Purchaser refuses to assume or substitute Awards pursuant to a Change in Control, each Award which is at the time outstanding under the Plan shall (i) except as provided otherwise in an individual Award or Award Agreement, automatically become, subject to all other terms of the Award or Award Agreement, fully vested and exercisable or payable, as appropriate, and be released from any repurchase or forfeiture provisions, immediately prior to the specified effective date of such Change in Control, for all of the shares of Common Stock at the time represented by such Award, (ii) the Forfeiture Restrictions applicable to all outstanding Bonus Stock Awards shall lapse and shares of Common Stock subject to such Bonus Stock Awards shall be released from escrow, if applicable, and delivered to the Grantees of the Awards free of any Forfeiture Restriction, (iii) all other Awards shall become fully vested and payment thereof shall be accelerated using, if applicable, the then-current Fair Market Value to measure any payment that is based on the value of the Common Stock, and (iv) notwithstanding any contrary terms in the Award or Award Agreement, expire on a date at least twenty (20) days after the Committee gives written notice to Grantees specifying the terms and conditions of such termination.

To the extent that a Grantee exercises an Award before or on the effective date of the Change in Control, the Company shall issue all Common Stock purchased by exercise of that Award (subject to the Grantee’s satisfaction of the requirements of Section 13(j)), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. Upon a Change in Control, when the outstanding Awards are not assumed by the Purchaser, the Plan shall terminate and any unexercised Awards outstanding under the Plan at that date shall terminate.

15. SHAREHOLDER APPROVAL. The Company shall obtain the approval of the Plan by the Company’s shareholders to the extent required to satisfy Section 162(m) and Section 422 of the Code or to satisfy or comply with any applicable laws or the rules of any stock exchange or quotation system on which the Common Stock may be listed or quoted. No Option that is granted as a result of any increase in the number of shares of Common Stock authorized to be issued under the Plan may be exercised prior to the time such increase has been approved by the shareholders of the Company, and all such Options granted pursuant to such increase will similarly terminate if such shareholder approval is not obtained. No Award in a form other than an Option shall be made hereunder unless and until such shareholder approval of the Plan is obtained.

16. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations from time to time. The interpretation by the Committee of any of the provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company and all persons having an interest in any Award or any shares of Common Stock purchased or other payments received pursuant to an Award. Notwithstanding the authority hereby delegated to the Committee to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to it, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

17. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ranking prior to or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award Agreement or in other related documents shall confer upon any Employee, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

18. NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

19. AMENDMENT OR TERMINATION OF PLAN. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Award Agreement, exercise agreement, or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain shareholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall otherwise remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an Award Agreement) signed by the Grantee and the Company.

20. TERM OF PLAN. Unless sooner terminated by action of the Board, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

21. SEVERABILITY AND REFORMATION. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

22. GOVERNING LAW. The Plan and all issues or matters relating to the Plan shall be governed by, determined and enforced under, and construed and interpreted in accordance with the laws of the State of Texas.

23. INTERPRETIVE MATTERS. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

INTERPHASE

IMPORTANT ANNUAL MEETING INFORMATION

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3, 4, and 5.

1. Election of Directors:

	For	Withhold
01 - Gregory B. Kalush	☐	☐
02 - Mark D. Kemp	☐	☐
03 - Michael J. Myers	☐	☐
04 - Kenneth V. Spenser	☐	☐
05 - Christopher B. Strunk	☐	☐

	For	Against	Abstain
2. Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Proposal to approve the Company's 2014 Long-Term Stock Incentive Plan.	☐	☐	☐
5. In the discretion of the Proxies, on any other matter that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

INTERPHASE

Proxy — INTERPHASE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the "Company") to be held on May 7, 2014 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas 75034, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and Thomas N. Tipton, Jr., and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)